 EXHIBIT 2.1

ASSET PURCHASE AGREEMENT
dated as of
December 31, 2025
by and between
FIRST FEDERAL BANK

and

FIDELITY BANK

TABLE OF CONTENTS
ARTICLE 1. THE TRANSACTION		1
1.1	Sale and Purchase of Assets	1
1.2	Excluded Assets	3
1.3	Obligations Under Assigned Contracts	3
1.4	Third Party Consents	3
1.5	Assumption of Liabilities	4
1.6	Retained Liabilities	4
1.7	Purchase Price	4
1.8	Closing	4
1.9	Material Inducements	5
ARTICLE 2. REPRESENTATIONS AND WARRANTIES REGARDING FIDELITY		5
2.1	Organization and Qualification	5
2.2	Authority and Enforceability	5
2.3	Noncontravention	5
2.4	Title to Assets	6
2.5	Financial Information	6
2.6	Absence of Change	6
2.7	Undisclosed Liabilities	6
2.8	Claims	7
2.9	Legal Compliance	7
2.10	Real Property	7
2.11	Environmental Matters	7
2.12	Intellectual Property	8
2.13	All Assets; Condition of Tangible Purchased Assets	8
2.14	Employment Matters	8
2.15	Material Contracts	10
2.16	Employee Benefit Plans	11
2.17	Taxes	11
2.18	Related Party Transactions	12
2.19	Solvency; Continued Operations	12
2.20	Brokers	12
2.21	Unlocked Pipeline Applications	12
2.22	Fraud	12
2.23	Anti-Money Laundering	12
ARTICLE 3. REPRESENTATIONS AND WARRANTIES OF FIRST FEDERAL		13
3.1	Organization and Qualification	13
3.2	Authority and Enforceability	13
3.3	Noncontravention	13
3.4	Litigation	13
3.5	Solvency	13
3.6	Financial Capacity	14
ARTICLE 4. PRE-CLOSING COVENANTS		14
4.1	General	14
4.2	Conduct of the Mortgage Division	14
4.3	Access to Information	14

i

4.4	Notice of Developments	14
4.5	Subsequent Acquisition Proposal	15
4.6	Certificates of Good Standing or Existence	15
4.7	Payoff Letters	15
4.8	Interim Financial Information	15
4.9	Warehouse Bank Diligence	15
4.10	Bulk Sales Laws	15
ARTICLE 5. CLOSING AND POST-CLOSING COVENANTS		15
5.1	General	15
5.2	Post-Closing Cooperation, Access to Information and Retention of Records	15
5.3	Employee Matters	16
5.4	Tax Matters	18
5.5	Transfer Documents	20
5.6	Employment Agreements	20
5.7	Restrictive Covenants Agreement	20
5.8	Transition Matters Post-Closing	20
5.9	Allocation	21
5.10	Employee Withholding	21
5.11	Release of Liens	21
5.12	Misdirected Payments and Assets	22
5.13	Unlocked Pipeline Applications	22
5.14	Actions to be Taken Prior to and After the Closing	22
5.15	Removal of Excluded Assets	23
5.16	Service Fees	23
5.17	First Federal Privacy Policy	23
5.18	Operating Facilities and Imbedded Loan Officer Locations	24
ARTICLE 6. CONDITIONS PRECEDENT TO THE CLOSING		24
6.1	Conditions Precedent to First Federal’s Obligation	24
6.2	Conditions Precedent to Fidelity’s Obligation	25
ARTICLE 7. INDEMNIFICATION		26
7.1	General Indemnification Obligations	26
7.2	Indemnification Procedures and Limitations	26
7.3	Limitations of Liability; Exceptions	28
ARTICLE 8. TERMINATION		28
8.1	Termination	28
8.2	Effect of Termination	29
ARTICLE 9. MISCELLANEOUS		29
9.1	Confidentiality	29
9.2	Publicity	30
9.3	Expenses	30
9.4	Notices	30
9.5	Construction	31
9.6	Entire Agreement	32
9.7	Rights of Parties	32
9.8	Succession and Assignment	32
9.9	Governing Law; Venue; Waiver of Jury Trial	32

9.10	Counterparts; Exchange by Electronic Transmission	32
9.11	Updates to Representations and Warranties	33
ARTICLE 10. DEFINITIONS		33
10.1	Certain Definitions	33
10.2	Terms Defined Elsewhere in this Agreement	38

EXHIBIT LIST
Exhibit 5.6 Form of Employment Agreement
Exhibit 5.7 Form of Restrictive Covenants Agreement
Exhibit 5.8 Form Transition Services Agreement

SCHEDULE LIST

Schedule 1.1(a)	Owned Tangible Personal Property
Schedule 1.1(b)	Tangible Personal Property Leases and Leased Tangible Personal Property
Schedule 1.1(c)	Real Property Lease
Schedule 1.1(d)	Mortgage Division Intellectual Property
Schedule 1.1(e)	IP Licenses, Contracts and Licensed Mortgage Division Intellectual Property
Schedule 1.1(i)	Permits and Licenses
Schedule 1.1(j)	Lease Security Deposit
Schedule 1.1(k)	Mortgage Division Phone and Fax Numbers
Schedule 1.1(n)	Mortgage Loan Data Base Included with the Assumed Encompass Data Processing Contract
Schedule 1.2(a)	Closed but Not Yet Sold Mortgage Loans and Locked Pipeline Applications
Schedule 1.2(e)	Retained IT Equipment
Schedule 1.4	Requisite Consents
Schedule 2.2	Notices, Authorizations, Consents or Approvals of any Authority or Person
Schedule 2.3	Exceptions to Noncontravention Representation
Schedule 2.5	Financial Information
Schedule 2.6	Absence of Change
Schedule 2.7	Liabilities
Schedule 2.8	Claims
Schedule 2.12	Intellectual Property
Schedule 2.14(a)	Employment Law Compliance
Schedule 2.14(b)	Employee Information for Mortgage Division Employees
Schedule 2.15	Material Contracts
Schedule 2.17(b)	Tax Claims
Schedule 2.18	Related Party Transactions
Schedule 2.20	Brokers
Schedule 3.2	Authority and Enforceability Consents
Schedule 4.6	Jurisdictions where the Mortgage Division is Qualified to Do Business
Schedule 5.3(a)	Offered Employees
Schedule 5.6	Employment Agreement
Schedule 5.7	Non-Competition Agreement
Schedule 5.8(a)	Terms and Conditions for Use of Fidelity Domain Name
Schedule 5.8(b)	Terms and Conditions for Use of Mortgage Division Phone and Fax Numbers
Schedule 5.8(c)	Terms and Conditions for Sale of Closed but Not Yet Sold Mortgage Loans and Processing of Locked Pipeline Applications Following the Closing

Schedule 5.8(d)	Existing Buy-Down Arrangements and Terms and Conditions for Processing Refinance/Modification and Sale of Existing Construction Loans
Schedule 5.16
Fee Schedule for Processing Locked Pipeline Applications to Mortgage Loans and the Sale of Closed but Not Yet Sold Mortgage Loans and the Mortgage Loans Originated from the Locked Pipeline Applications

Schedule 5.10	Operations Facilities and Bank Branches
Schedule 6.1(h)	Existing Compensation Arrangements
Schedule 10.1(j)	Mortgage Division Employees

ASSET PURCHASE AGREEMENT
THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of December 31, 2025, by and among First Federal Bank, a federal savings bank with its principal office in Lake City, Florida (“First Federal”), and Fidelity Bank, a Louisiana chartered banking association with its principal office located in New Orleans, Louisiana (“Fidelity”).  First Federal and Fidelity are sometimes referred to individually as a “Party” and collectively as the “Parties.”
WITNESSETH:
WHEREAS, Fidelity, through a division referred to as NOLA Lending (the “Mortgage Division”), is engaged in the business of originating and selling retail 1-4 family or other mortgage loan products intended for resell on the secondary market by operating a retail mortgage origination platform primarily in the states of Louisiana, Mississippi, and Florida;
WHEREAS, Fidelity desires to sell, and First Federal desires to purchase, certain assets of Fidelity used in or associated with the Mortgage Division, subject only to certain Liabilities to be assumed by First Federal, on the terms and subject to the conditions set forth in this Agreement.
NOW, THEREFORE, in consideration of the foregoing initial paragraph and recitals, and the representations, warranties, covenants, agreements, conditions and indemnities contained in this Agreement, and intending to be legally bound, the Parties agree as follows:
ARTICLE 1.
THE TRANSACTION
1.1 Sale and Purchase of Assets.  At the Closing, Fidelity shall sell, assign, transfer and deliver to First Federal, or cause to be sold, assigned, transferred and delivered to First Federal, and First Federal shall purchase, acquire and assume from Fidelity, the following assets of Fidelity used primarily in connection with the Mortgage Division (the “Purchased Assets”), free and clear of all Liens (other than Permitted Liens):
(a)
All equipment, inventory, fixtures, furnishings, furniture, computer equipment (excluding hard drives), supplies, parts, accessories, and other tangible personal property located at the Mortgage Division offices as shown in the attached Schedule 1.1(a)(1) (all such assets referred to as the “Mortgage Division Office”) that are owned by Fidelity, including but not limited to the fixed assets on Schedule 1.1(a)(2) (collectively, the “Owned Tangible Personal Property”), excluding the Retained IT Equipment as defined in Section 1.2(e);

(b)
All rights to and under leases, subleases and assignments (whether Fidelity is lessee, sublessee or assignee) listed on Schedule 1.1(b) (collectively, the “Tangible Personal Property Leases”) relating to equipment, furniture, computer and other personal property located at the Mortgage Division Office that are leased by Fidelity and used primarily in the operation of the Mortgage Division are listed in Schedule 1.1(b) (collectively, the “Leased Tangible Personal Property”);

(c)	All rights to and under the leases of the Mortgage Division Office(s) listed on Schedule 1.1(c) (the “Real Property Leases”) where any operations of the Mortgage Division are located and conducted;

(d)
All Intellectual Property owned by Fidelity and used primarily in the operation of the Mortgage Division listed on Schedule 1.1(d), including but not limited to website design and content, social media sites and content, and website domains subject to the requirement that First Federal remove all identification of Fidelity and its Trademarks (the “Mortgage Division Intellectual Property”);

(e)
All rights to and under licenses or other contracts listed on Schedule 1.1(e) (the “IP Licenses” and collectively with the Tangible Personal Property Leases and the Real Property Leases, the “Contracts”) held by Fidelity to use the Intellectual Property owned by third parties that are used primarily in the operation of the Mortgage Division and listed on Schedule 1.1(e) (the “Licensed Mortgage Division Intellectual Property”);

(f)
All leads, inquiries and applications for Mortgage Loans received or being processed in the ordinary course of business of the Mortgage Division, excluding the Locked Pipeline Applications (as defined in Section 10.1(cc)) and the Locked Pipeline Application Files (as defined in Section 10.1(bb)) (the “Pending Business”) outstanding as of the close of business on the Business Day immediately prior to the Closing Date (as defined in Section 1.8 below);

(g)
(i) Any Locked Pipeline Applications as of the close of business on the Business Day immediately prior to the Closing Date, if any, that do not close and become a Mortgage Loan within sixty (60) days following the Closing Date other than if the delay is caused by First Federal, together with all related Locked Pipeline Application Files; and (ii) the Unlocked Pipeline Loan Applications with all related Unlocked Pipeline Application Files.

(h)
All claims, deposits, prepayments, refunds, causes of action, choses in action, rights of recovery, rights of set‑off, counterclaims and rights of recoupment related to the Purchased Assets, including for past, present or future damages for the breach, infringement or misappropriation of any Purchased Assets;

(i)
The franchises, approvals, permits, licenses, orders, registrations, certificates, variances and similar rights, and any applications for the same used primarily in connection with the operation of the Mortgage Division and listed in Schedule 1.1(i), in each case to the extent assignable;

(j)	The security deposits listed on Schedule 1.1(j) (the “Lease Security Deposit”) for the Mortgage Division Office(s) listed on Schedule 1.1(c);
(k)
The phone, fax numbers, email addresses, and internet domains listed on Schedule 1.1(k) (the “Mortgage Division Phone and Fax Numbers”) that are primarily used in the operation of the Mortgage Division;

(l)
The prepaid expenses as of the Closing, including but not limited to rent and other fees or payments under Contracts made prior the Closing that benefit the operation of the Mortgage Division from and after the Closing, (the “Prepaid Expenses”) and Fidelity will provide First Federal a list of the Prepaid Expenses on the Business Day immediately prior to the Closing;

(m)
Except as otherwise provided in this Agreement, the books, records and other documents pertaining to (i) the Purchased Assets, including fixed asset records, books of account and records, ledgers, sales and advertising materials plans, drawings, specifications, creative materials, studies and reports, or (ii) Pending Business, including files and correspondence;

(n)	All databases related to Mortgage Loans originated by the Mortgage Division with the intent to resell such loans on the secondary market in both the Encompass and Surefire software systems; and
A copy of the NOLA Encompass LOS instance with all rules, coding, and workflows associated therewith.
1.2 Excluded Assets.  All assets, Intellectual Property, rights, leases, contracts, licenses, books and records, and other documents of Fidelity that do not specifically constitute Purchased Assets shall be retained by Fidelity (collectively, the “Excluded Assets”).  Specifically, Fidelity retains all rights, title and interest to the following assets, contractual rights and other tangible or intangible property:
(a)
Closed but Not Yet Sold Mortgage Loans and Locked Pipeline Applications that are outstanding as of the close of business on the Business Day immediately prior to the Closing Date, which shall, to the extent reasonably practicable, be listed on Schedule 1.2(a), delivered by Fidelity at the Closing; provided that Schedule 1.2(a) shall be updated as soon as practicable following the Closing in the ordinary course of the Mortgage Division’s business operated by First Federal;

(b)	All Intellectual Property, including but not limited to Trademarks, tradenames, domain names, websites, and social media sites, that includes the words or depictions for Fidelity Bank;
(c)
All books, records and files for (i) any Mortgage Loans originated or closed by Fidelity prior to the Closing Date and all applications in connection with such loans, and (ii) all mortgage loan applications and the information related thereto that were rejected or denied by Fidelity prior to the Closing Date;

(d)	Any contract not specifically identified as being assumed by First Federal;
(e)
The information technology and data processing equipment identified on Schedule 1.2(e) (the “Retained IT Equipment”) that is located in the Mortgage Division Office(s) and will remain there as provided in Section 5.8(c); and

(f)	All databases and Fidelity customer information related to non-Mortgage Loan products and services.
1.3 Obligations Under Assigned Contracts.  At the Closing, Fidelity shall assign and transfer the identified Contracts to First Federal, and First Federal shall assume all of the Liabilities of Fidelity with respect to the identified Contracts for periods from and after the Closing Date; provided that if the assignment and transfer of any Contract requires the consent or approval of a third party and such consent or approval has not been obtained by the Closing, such Contract shall not be assigned and transferred by Fidelity to First Federal until after such third party consent or approval has been obtained and the Parties will continue to seek to obtain such consent or approval as provided in Section 1.4, but pending receipt of such consent or approval Fidelity shall use its commercially reasonable efforts to provide the benefits of such Contract to First Federal and First Federal shall reimburse Fidelity for the contractual obligations paid by Fidelity under such Contract from and after the Closing Date until the assignment and transfer of such Contract to First Federal unless otherwise mutually agreed by the Parties.
1.4 Third Party Consents.  Fidelity and First Federal shall use commercially reasonable efforts to obtain written consents to the assignment of any Purchased Asset, including any Contract, that is not assignable without the consent or approval of another Person, each of which is set forth on Schedule 1.4 prior to the Closing Date.  Fidelity shall be responsible for and pay all costs, fees and expenses incurred in connection with obtaining the consents or approvals; provided, however, that (a) First Federal shall be responsible for all costs and expenses incurred by First Federal related to establishing that it is an eligible transferee of the Purchased Assets; and (b) Fidelity shall be responsible for all assignment costs and expenses reasonably required to obtain the consents or approvals.  The Parties agree to consummate the Closing as long as the consents and approvals listed on Schedule 1.4 (the “Requisite Consents”) have been obtained prior to the Closing (and the other conditions to Closing have been satisfied).
1.5 Assumption of Liabilities.  At the Closing, First Federal shall assume all (a) Liabilities arising from and after the Closing Date relating to First Federal’s ownership or operation of the Mortgage Division or the Purchased Assets, and (b) Liabilities for periods from and after the Closing Date with respect to the Contracts assigned to First Federal at the Closing (or in the case the provisions in the proviso in Section 1.3 are applicable from and after the date the third party consent or approval to assignment of such Contract is obtained) (collectively, the “Assumed Liabilities”), but excluding in all instances the Retained Liabilities.
1.6 Retained Liabilities.  Except for the Assumed Liabilities, First Federal shall not assume any Liabilities of Fidelity, including (a) any Liabilities under Fidelity’s warehouse line of credit, notes payable or business loans, or any other accrued or unpaid obligations of the Mortgage Division that are incurred by Fidelity prior to the Closing Date, (b) any other Liabilities relating to Fidelity’s ownership or operation of the Mortgage Division or the Purchased Assets prior to the Closing Date, (c) any Liabilities relating to the Excluded Assets, (d) any Liabilities such as, but not limited to, Mortgage Loan buybacks, make-whole calls or provisions, or similar obligations arising from or related to sales of Mortgage Loans by Fidelity to Investors pursuant to an Investor Agreement, or (e) any Liabilities relating to or arising from matters for which Fidelity is responsible for indemnification or otherwise pursuant to this Agreement, all such Liabilities being retained by Fidelity (collectively, the “Retained Liabilities”).
1.7 Purchase Price.  As purchase price for the Purchased Assets, First Federal shall pay to Fidelity an amount equal to (a) the net book value (determined in accordance with GAAP) of the Owned Tangible Personal Property as of the end of the month immediately preceding the Closing Date, plus (b) an amount equal to Fidelity’s security deposits, if any, on the Real Property Leases as reflected on Schedule 1.1(j), plus (c) an amount equal to the Prepaid Expenses as of the Closing Date, plus (d) an amount equal to $1,000, such amount representing the agreed-upon value of the Mortgage Division Intellectual Property transferred or assigned by Fidelity to First Federal (collectively the amounts payable by First Federal to Fidelity pursuant to Section 1.7(a)-(c), the “Purchase Price”).
1.8 Closing.
(a)
Closing.  Subject to the terms and conditions of this Agreement, the closing of the sale and purchase of the Purchased Assets (the “Closing”) shall take place effective at 12:01 a.m., Eastern Time, on the later of (i) February 28, 2026, or (ii) second Business Day following the date on which all conditions precedent to the Parties’ obligations to close as set forth in Sections 6.1 and 6.2 hereof shall have been satisfied in full (or waived in writing by the applicable Party at its sole discretion), or at such other time or on such other date as mutually agreed upon by the Parties (the “Closing Date”).  All transactions which are to take place at the Closing shall be considered to have taken place simultaneously, and no delivery or payment shall be considered to have been made until all the transactions have been completed.  Title to, ownership of, control over and risk of loss of the Purchased Assets shall pass to First Federal effective as of 12:01 a.m. on the Closing Date unless provided otherwise in this Agreement.

(b)
Form of Payment.  All monetary amounts payable pursuant to this Agreement shall be paid by wire transfer, ACH transfer or delivery of other immediately available United States funds, as directed by the Party receiving payment.

1.9 Material Inducements.  First Federal acknowledges and agrees that the following provisions in this Agreement are material inducements for Fidelity to sell its Mortgage Division to First Federal and to make and undertake the representations, warranties, indemnities and agreements, all as set forth in this Agreement, and that Fidelity is relying on First Federal fully performing in good faith and in accordance with best practices the following obligations of First Federal under this Agreement:
(a)
Employment of Mortgage Division Personnel.  First Federal will offer employment to certain Fidelity Employees who are employed in the operation of the Mortgage Division by Fidelity and employ such personnel as provided in Section 5.3; provided however, First Federal has agreed it shall not solicit Fidelity employees not employed in the operations of the Mortgage Division in accordance with the terms set of the Restrictive Covenant Agreement entered into by and between the Parties in connection with this Agreement.

(b)
Processing and Closing Locked Pipeline Applications.  First Federal will process and close the Mortgage Loans from such Locked Pipeline Applications for the benefit of Fidelity as provided in Section 5.16.

ARTICLE 2.
REPRESENTATIONS AND WARRANTIES
REGARDING FIDELITY
Fidelity represents and warrants to First Federal as of the date hereof and as of the Closing Date as follows:
2.1 Organization and Qualification.  Fidelity is  state banking association duly organized and validly existing and in good standing under the Laws of the State of Louisiana . Fidelity is duly qualified to do business as a foreign corporation and is in good standing under the Laws of each jurisdiction in which either the ownership or use of its assets, or the nature of its activities, requires such qualification.
2.2 Authority and Enforceability.  Fidelity has full corporate power and authority to execute, deliver and perform this Agreement, and the execution, delivery and performance of this Agreement by Fidelity has been duly authorized by all necessary corporate action on the part of Fidelity. This Agreement has been duly executed and delivered by Fidelity and constitutes the valid and legally binding obligation of Fidelity, enforceable in accordance with its terms.  Fidelity is not required to give any notice to, make any filing with, or obtain any authorization, consent or approval of any Authority or Person in order for Fidelity to consummate the transactions contemplated by this Agreement, except as disclosed on Schedule 2.2.
2.3 Noncontravention.  Except as disclosed on Schedule 2.3, the execution and delivery of this Agreement (and the consummation of the transactions contemplated by this Agreement) will not: (a) violate any Law to which Fidelity, the Purchased Assets or the Mortgage Division are subject; (b) violate any provision of the Articles of Association or bylaws, as amended, or any resolution adopted by the board of directors of Fidelity; or (c) conflict with, result in a breach of, constitute a default under, result in the acceleration of, give any Person the right to accelerate, terminate, modify or cancel, require any notice or result in the imposition of any Lien upon any of the Purchased Assets under any agreement, license, permit, authorization, instrument or other arrangement to which Fidelity is a party or by which Fidelity is bound or to which the Mortgage Division or any of the Purchased Assets are subject.

2.4 Title to Assets.  Fidelity has good and valid title to, or a valid leasehold interest or license interest in, as applicable, the Purchased Assets, free and clear of all Liens other than the Permitted Liens and the contractual obligations under the Contracts included in the Purchased Assets.
2.5 Financial Information.  The books of account and related records of the Mortgage Division correctly present the assets and Liabilities of the Mortgage Division in all material respects in compliance with GAAP.  Schedule 2.5 lists the financial information provided by Fidelity to First Federal regarding the Mortgage Division (individually, a “Profit and Loss Statement” and collectively, the “Profit and Loss Statements”). Each Profit and Loss Statement (a) was prepared based on, and in accordance with, the books of account and related records of the Mortgage Division, (b) was prepared in all material respects in compliance with GAAP applied on a consistent basis for the periods covered, and (c) fairly presents the results of operations of the Mortgage Division for the periods covered in all material respects.
2.6 Absence of Change.  Since October 1, 2025, there has been no development, event or occurrence which has caused or could reasonably be expected to cause a Material Adverse Effect with respect to the Mortgage Division.  Since October 1, 2025, except for the transactions contemplated herein and/or as disclosed on Schedule 2.6, there has not been any, nor has Fidelity committed to any:
(a)	Sale, lease, transfer or assignment by the Mortgage Division of any of its assets outside of the ordinary course of business consistent with past practice;
(b)
Agreement or arrangement entered into by the Mortgage Division or by Fidelity for the Mortgage Division either involving more than $25,000, or which is outside the ordinary course of business consistent with past practice;

(c)
Acceleration, termination, modification, cancellation or notice thereof by any Person (including Fidelity) of any agreement or other arrangement by the Mortgage Division or by Fidelity for the Mortgage Division involving more than $25,000 individually, other than in the ordinary course of business consistent with past practice;

(d)	Delay or postponement in the payment of accounts payable or other Liabilities of the Mortgage Division involving more than $25,000 individually;
(e)	Material damage, destruction or loss experienced by Fidelity with respect to the assets of the Mortgage Division, whether or not covered by insurance;
(f)	Increase by Fidelity of any bonuses, salaries or other compensation to any employee in the Mortgage Division other than customary increases consistent with past practice; or
(g)
Other occurrence, event, action, failure to act or transaction involving Fidelity or the Mortgage Division that is outside of the ordinary course of business consistent with past practice and that may have a Material Adverse Effect on the Mortgage Division or impact the transactions contemplated by this Agreement.

2.7 Undisclosed Liabilities.  Fidelity does not have any material Liability with respect to the Mortgage Division and, to the Knowledge of Fidelity, there is no basis for any present or future action, suit, charge, complaint, claim or demand against Fidelity or the Mortgage Division giving rise to any material Liability with respect to the Mortgage Division, except for (a) the Assumed Liabilities as of the Closing, (b) the Liabilities arising in the ordinary course of business, and (c) Schedule 2.7.

2.8 Claims.  Except as set forth on Schedule 2.8: (a) there are currently none, and since October 1, 2025, there have been, no actions, suits, investigations, charges, complaints, claims or demands of any kind pending or, to the Knowledge of Fidelity, threatened against or affecting Fidelity relating to any of the Purchased Assets or the Mortgage Division that has caused or could reasonably be expected to cause a Material Adverse Effect with respect to the Mortgage Division; (b) there are no injunctions, judgments, orders or decrees of any kind which are outstanding against or unsatisfied by Fidelity relating to any of the Purchased Assets or the Mortgage Division; and (c) Fidelity is not currently, and since October 1, 2025, Fidelity has not been, charged or, to the Knowledge of Fidelity, threatened with, or under investigation with respect to, any alleged violation of any provision of any Law relating to the Purchased Assets or the Mortgage Division that has caused or could reasonably be expected to cause a Material Adverse Effect with respect to the Mortgage Division.
2.9 Legal Compliance.  Currently, and since October 1, 2025: (a) Fidelity has operated the Mortgage Division in accordance with applicable Law in all material respects; and (b) Fidelity has obtained all approvals, permits, licenses, registrations or similar rights required to conduct the Mortgage Division or maintain the assets used in the business of the Mortgage Division in accordance with applicable Law, and such approvals, permits, licenses, registrations or similar rights for the operation of the Mortgage Division are current and have not been revoked, suspended, canceled or terminated, nor has written or, to the Knowledge of Fidelity, any other form of notice been given to Fidelity of any threatened revocation, suspension, cancellation or termination of such approvals, permits, licenses, registration or rights for the operation of the Mortgage Division.  Fidelity has provided First Federal with a true and accurate copy of the Mortgage Division’s current internal policies and procedures with respect to the origination, insuring, purchase, sale or filing of claims in connection with Mortgage Loans.
2.10 Real Property.  Fidelity does not own any real property related to the Mortgage Division.  The real properties leased by Fidelity for the primary use of the Mortgage Division is the Mortgage Division Office(s) listed under the Real Property Lease schedules.  Fidelity has provided to First Federal correct, accurate and complete copies of the Real Property Leases for the Mortgage Division Offices. With respect to the Real Property Leases for the Mortgage Division Office: (a) the Real Property Leases are legal, valid, binding, enforceable against Fidelity and in full force and effect in accordance with its terms with respect to Fidelity and, to the Knowledge of Fidelity, the lessor thereto; (b) neither Fidelity, nor to the Knowledge of Fidelity, any other party to the Real Property Leases is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification or acceleration thereunder; (c) there are no disputes, oral agreements or forbearance programs in effect as to the Real Property Leases; (d) Fidelity has not assigned, transferred, conveyed, mortgaged, deeded in trust, imposed a Lien on or encumbered any of its interest in the leasehold or sub-leasehold in the Real Property Leases; and (e) the Mortgage Division Offices are in good condition, ordinary wear and tear excepted.
2.11 Environmental Matters. No written or, to the Knowledge of Fidelity, any other form of notice, notification, demand, request for information, citation, summons or order has been received with respect to the Mortgage Division arising out of any Environmental Law.  To the Knowledge of Fidelity, no complaint has been filed, no penalty has been assessed and no investigation, action, claim, suit, proceeding or review is pending or threatened by any Authority or other Person with respect to the Mortgage Division arising out of any Environmental Law. There are no Liabilities of or relating to the Mortgage Division of any kind whatsoever, arising out of or relating to any Environmental Law, and, to the Knowledge of Fidelity, there are no facts, conditions, situations or set of circumstances which could reasonably be expected to result in or be the basis for any such Liability against the Mortgage Division. To the Knowledge of Fidelity, no Hazardous Substance has been released at, on or under the Mortgage Division Office which release would cause a violation of applicable Environmental Laws by Fidelity.

2.12 Intellectual Property.
(a)
Set forth on Schedule 2.12 is a complete and accurate list of all Intellectual Property owned or used by Fidelity that is material to the operation of the Mortgage Division. Fidelity owns (free and clear of all Liens or licenses) or has the right to use pursuant to license, sublicense, agreement or permission, all Intellectual Property material to the operation of the Mortgage Division. Fidelity has taken all reasonable steps to maintain and protect each item of Intellectual Property owned by Fidelity that is material to the operation of the Mortgage Division. Fidelity has not interfered with, infringed upon, misappropriated, or otherwise conflicted with any Intellectual Property rights of any other Person that affect the Mortgage Division, and, since January 1, 2024, Fidelity has received no written or, to the Knowledge of Fidelity, other form of charge, complaint, claim, demand or notice alleging any such interference, infringement, misappropriation or violation. To Fidelity’s Knowledge, no other Person currently interferes with, infringes upon, misappropriates or otherwise conflicts with any Intellectual Property rights of Fidelity material to the operation of the Mortgage Division. Fidelity’s rights to the Intellectual Property material to the operation of the Mortgage Division are valid, subsisting and enforceable.  Fidelity has not granted any license or similar right to any Person with respect to any Intellectual Property material to the operation of the Mortgage Division that is owned by Fidelity.

(b)
Fidelity has entered into binding, written agreements with any current and former employees of Fidelity, as well as every current and former independent contractor, who participated in the creation or development of Intellectual Property for or on behalf of Fidelity that is used primarily in the Mortgage Division.  Such agreements provide for the assignment by the employee or independent contractor to Fidelity of any Intellectual Property relating to the business of Fidelity, including the Mortgage Division, arising out of the employee’s employment by or independent contractor’s engagement by or contract with Fidelity.  To Fidelity’s Knowledge, no such employee or independent contractor is currently in default or breach of any term of any such assignment or similar agreement with Fidelity.

(c)
All registered Trademarks and Trademark registration applications included in Fidelity’s Intellectual Property used by the Mortgage Division are currently in compliance with formal legal requirements (including payment of any and all fees due to any Authority), and require no filings or other actions to be taken with respect thereto within 90 days after the Closing Date. All of the Trademarks owned by Fidelity and used in the operation of the Mortgage Division are valid and enforceable. To the Knowledge of Fidelity, there is no Trademark or Trademark registration application of any third party that may interfere with Fidelity’s rights in and to any of the Trademarks or Trademark registration applications included in Fidelity’s Intellectual Property used in the operation of the Mortgage Division.  All products and materials prepared by Fidelity that contain Trademarks owned by Fidelity bear proper Trademark notices where permitted or required by Law.

2.13 All Assets; Condition of Tangible Purchased Assets.  The Purchased Assets include all assets that are reasonably necessary for the operation of the Mortgage Division as presently conducted after taking into account the post-closing agreements contained in Article 5.  Each of the Purchased Assets that is Owned Tangible Personal Property has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear).
2.14 Employment Matters.
(a)	Except as set forth on Schedule 2.14(a), Fidelity is, and since October 1, 2025 has been, in material compliance with all Laws relating to employment in the Mortgage Division,

including provisions relating to wages, hours, collective bargaining and the payment of social security or other Taxes, and worker’s compensation or other insurance premiums.
(b)
Set forth on Schedule 2.14(b) is a complete and accurate list as of the date hereof of the following information for each Employee, including each Employee on leave of absence or layoff status: name, job title, date of hire (or if different, date of commencement of employment), current compensation paid or payable and any change in compensation during the last 12 months, accrued and unused personal time (i.e., vacation, sick, paid time off) and service credited for purposes of vesting or eligibility to participate under any Employee Benefit Plans.

(c)
No Employee is a party to, or is otherwise bound by, any employment contract, agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such employee and Fidelity, or to Fidelity’s Knowledge between any such employee and any third party, that materially and adversely affects or shall materially affect (i) the performance of his or her duties as an Employee of the Mortgage Division, or (ii) the ability of the Mortgage Division to conduct business.  First Federal shall not incur any liability under any severance agreement, deferred compensation agreement, employment agreement, or similar agreement or plan of Fidelity solely as a result of the transactions contemplated by this Agreement.

(d)	No Employee is covered by a collective bargaining agreement. To the Knowledge of Fidelity, there have been no efforts during the past three (3) years to unionize any Employees.
(e)
In relation to the Mortgage Division and to the Knowledge of Fidelity, no causes of action, claims, charges or administrative investigations for wrongful discharge, violation of employment contract or employment claims based upon any state or federal Law, statute, public policy, order or regulation are pending or threatened against Fidelity.

(f)
Fidelity agrees that First Federal shall not be bound to the terms of any existing employment, management, consulting, reimbursement, retirement, early retirement or similar agreement, whether active on the Closing Date or in discussion or negotiation, between Fidelity and any Employee.  To the Knowledge of Fidelity, no Employee is in any material respect in violation of any provision of any employment contract, non-disclosure agreement, non-competition agreement, non-solicitation agreement, or any restrictive covenant of any kind with any former employer with respect to his or her right to be employed or engaged by Fidelity because of the nature of the business conducted or proposed to be conducted by Fidelity or because of the use of trade secrets or proprietary information of others.  To the Knowledge of Fidelity when this Agreement is executed, no executive, officer or key Employee or group of Employees in the Mortgage Division has any plans to terminate employment with Fidelity.  Except as provided in Section 5.3 or any agreement entered into by First Federal, including the Employment Agreements, there will be no incidence of severance payments or any other termination benefits with respect to Employees for which First Federal will be responsible.

2.15 Material Contracts.
(a)
Set forth on Schedule 2.15 is a list of the following contracts and agreements, currently in effect, whether written or oral, to which Fidelity is a party and that are integral or material to the operation of the Mortgage Division (collectively, the “Material Contracts”):

(1)	Any agreement for the lease of tangible personal property to or from any Person providing for lease payments in excess of $5,000 individually;

(2)
Any agreement (other than this Agreement) for the purchase or sale of tangible personal property, or for the furnishing or receipt of services, the performance of which will (A) extend over a period of more than 1 year, (B) result in a loss to Fidelity, or (C) involve consideration in excess of $5,000 individually;

(3)	Any agreement concerning a partnership, joint venture or similar business arrangement with any Person;
(4)	Any agreement under which any Indebtedness has been created, incurred, assumed or guaranteed or any agreement pursuant to which any Lien has been granted or imposed on any Purchased Asset;
(5)
Any agreement pursuant to which Fidelity is bound by a duty or obligation of noncompetition, noninterference, nondisclosure or confidentiality with respect to the Mortgage Division other than as contemplated by this Agreement;

(6)
Any agreement for the employment of any Employee on a full‑time, part‑time, consulting or other basis that provides for severance benefits or payments of any kind upon termination of employment of any Employee other than payment of commissions earned to loan officers;

(7)	Any agreement (other than this Agreement) under which the consequence of a default or termination could have a Material Adverse Effect on the Mortgage Division;
(8)	Any agreement (other than this Agreement) entered into not in the ordinary course of business of the Mortgage Division consistent with past practice; or
(9)
Any agreement under which the Mortgage Division qualifies for preferential treatment or opportunity due to its ownership by Fidelity, including qualification as a small business concern or qualification under the 8(a) Mortgage Division Development Program, the Veteran-Owned Small Mortgage Division Program, the Women-Owned Small Mortgage Division Program, and the Historically Underutilized Mortgage Division Zone Program.

(b)
Fidelity has delivered to First Federal a correct and complete copy of each written Material Contract, as amended to date, and a written summary setting forth the terms and conditions of each oral Material Contract. With respect to each Material Contract: (i) the Material Contract is legal, valid, binding and enforceable upon Fidelity and in full force and effect as to Fidelity; and (ii) neither Fidelity nor, the Knowledge of Fidelity, any other party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification or acceleration, under the Contract.

2.16 Employee Benefit Plans.
(a)
With respect to each Employee Benefit Plan providing benefits to any officer, Employee or former Employee or any of their dependents, survivors or beneficiaries to which Fidelity is a party, which is sponsored, maintained or contributed to by Fidelity or with respect to which Fidelity has Liability under ERISA or the Code (individually, a “Fidelity Employee Benefit Plan,” and collectively, “Fidelity Employee Benefit Plans”), each such Fidelity Employee Benefit Plan which is intended to qualify under Code Sections 401(a) or 501(a) has received a favorable determination letter or, if applicable, is relying on a favorable opinion letter received by the prototype plan sponsor. Nothing has occurred since the date of such determination or opinion letter that would reasonably be expected to cause the loss of such qualification.
(b)
There are no Liens or other claims which affect or could affect the Purchased Assets of any nature, whether at Law or in equity, asserted or unasserted, perfected or unperfected, arising out of the operation or sponsorship by Fidelity of any Fidelity Employee Benefit Plan, whether or not subject to ERISA.  There are no liabilities, breaches, violations or defaults under any Fidelity Employee Benefit Plan or any other arrangement, plan, or program or contract sponsored, maintained or contributed to by Fidelity that would subject the Purchased Assets, First Federal, First Federal’s Employee Benefit Plans, or any fiduciaries of First Federal’s Employee Benefit Plans to any Tax, penalties or other liabilities.  Fidelity shall retain all liabilities and assume all obligations with regard to all Fidelity Employee Benefit Plans, deferred compensation plans, early retirement plans, bonus or incentive programs, severance pay plans or programs, or any similar plans, programs or obligations sponsored by Fidelity.

(c)
No event has occurred and, there exists no condition or set of circumstances, in connection with which First Federal could reasonably be expected to have any Liability with respect to the Fidelity Employee Benefit Plans.

2.17 Taxes.
(a)
Fidelity has: (i) timely filed all tax returns that Fidelity is required to file (“Tax Returns”) with respect to the Mortgage Division or the Purchased Assets and such Tax Returns are true, correct and complete in all material respects; (ii) withheld or paid all Taxes that are shown to be due on such Tax Returns, and withheld or paid all other material Taxes due and owing with respect to the Mortgage Division or the Purchased Assets; and (iii) collected all Taxes that Fidelity was required to collect with respect to the Mortgage Division or the Purchased Assets, and to the extent required, paid such Taxes to the proper Authority.

(b)
Except as set forth in Schedule 2.17(b), no written or, to the Knowledge of Fidelity, verbal claim is pending or has ever been made since January 1, 2025 by an Authority in a jurisdiction where Fidelity does not file Tax Returns that Fidelity is or may be subject to taxation in that jurisdiction with respect to the Mortgage Division or the Purchased Assets. No Tax Return filed by Fidelity is currently being audited by an Authority with respect to the Mortgage Division or the Purchased Assets and there are no pending or threatened, actions, suits, proceedings, disputes, investigations, audits, charges, claims or demands of any kind relating to Taxes or the Tax Returns of Fidelity with respect to the Mortgage Division or any of the Purchased Assets.

(c)	Fidelity is not a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2.
2.18 Related Party Transactions.  Except as set forth on Schedule 2.18, no employee, director, officer or Affiliate of Fidelity, or, to the Knowledge of Fidelity, any entity in which any such Person owns any beneficial interest: (a) is a party to any agreement or other form of transaction or arrangement with Fidelity in connection with any aspect of the Mortgage Division or any of the Purchased Assets other than with respect to Employees employed in the Mortgage Division as disclosed herein; or (b) has an interest in any of the Purchased Assets.
2.19 Solvency; Continued Operations.  Fidelity is not now insolvent and will not be rendered insolvent by any of the transactions contemplated by this Agreement. As used in this Section 2.19, “insolvent” means that the sum of the debts and other probable Liabilities of Fidelity exceeds the present fair saleable value of Fidelity’s assets. Immediately after giving effect to the consummation of the transactions contemplated by this Agreement: (a) Fidelity will be able to pay its Liabilities as they become due in the usual course of its business; (b) Fidelity will not have unreasonably small capital with which to conduct its present or proposed business; (c) Fidelity will have assets (calculated at fair market value) that exceed its Liabilities including all Liabilities that Fidelity may incur hereunder; and (d) taking into account all pending and threatened litigation, final judgments against Fidelity in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, Fidelity will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum probable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered) as well as all other obligations of Fidelity.
2.20 Brokers.  Except as set forth on Schedule 2.20, Fidelity engaged no brokers or finders to be involved with this transaction on behalf of Fidelity, and Fidelity has not made any agreement or taken any other action that might cause any Person to become entitled to a broker’s or finder’s fee or commission or other similar payment as a result of this transaction.
2.21 Unlocked Pipeline Applications.  To the extent applicable to Unlocked Pipeline Applications outstanding as of the Closing Date:
(a)
All Unlocked Pipeline Applications (i) have resulted from bona fide business transactions in the ordinary course of the Mortgage Division’s operations, (ii) were made in accordance with industry standard practices and procedures and all state and federal Laws and regulations applicable thereto (including consumer protection and fair lending Laws and regulations) in all material respects, and (iii) are the work product of the Mortgage Division.

(b)
All records of the Mortgage Division regarding the Unlocked Pipeline Applications were compiled in accordance with the customary practices and procedures of the Mortgage Division and are, to the Knowledge of Fidelity, accurate in all material respects.

2.22 Fraud.  No fraud occurred on the part of Fidelity or, Knowledge of Fidelity, any mortgagor, in connection with Locked Pipeline Applications or Unlocked Pipeline Applications.
2.23 Anti-Money Laundering.  Fidelity has complied with all applicable anti-money laundering Laws (the “Anti-Money Laundering Laws”) in all material respects in the operations of the Mortgage Division, and has established an anti-money laundering compliance program as required by the Anti-Money Laundering Laws for the operation of the Mortgage Division.
ARTICLE 3.
REPRESENTATIONS AND WARRANTIES
OF FIRST FEDERAL
First Federal represents and warrants to Fidelity as of the Closing Date as follows:
3.1 Organization and Qualification.  First Federal is a federal savings bank duly incorporated, validly existing and in good standing under the Laws of the United States of America.  First Federal is duly qualified to do business as a foreign corporation and is in good standing under the Laws of each jurisdiction in which either the ownership or use of its assets, or the nature of its activities, requires such qualification.
3.2 Authority and Enforceability.  First Federal has full corporate power and authority to execute, deliver and perform this Agreement and the execution, delivery and performance of this

Agreement by First Federal have been duly authorized by all necessary corporate action on the part of First Federal.  This Agreement has been duly executed and delivered by First Federal and constitutes the valid and legally binding obligation of First Federal, enforceable in accordance with its terms.  First Federal is not required to give any notice to, make any filing with, or obtain any authorization, consent or approval of any Authority or Person in order for the Parties to consummate the transactions contemplated by this Agreement.  First Federal has all applicable licenses to operate the Mortgage Division in all states and jurisdictions of the United States of America.
3.3 Noncontravention.  The execution or delivery of this Agreement (or the consummation of the transactions contemplated by this Agreement) will not:  (a) violate any Law to which First Federal is subject; (b) violate any provision of the Articles of Incorporation or bylaws, as amended, or any resolution adopted by the board of directors or shareholders of First Federal; (c) require the consent, notice or other action by any Person under any contract to which First Federal is a party; or (d) require any consent, approval, permit, order, declaration of filing with, or notice to any Authority by or with respect to First Federal.
3.4 Litigation.  There is no litigation pending or, to the knowledge of First Federal, threatened, by or against First Federal or any of its Affiliates with respect to this Agreement or the transactions contemplated hereby.  First Federal is not a party to or subject to any outstanding order, agreement, memorandum of understanding, or similar supervisory letter from any Authority that could prevent or materially delay the Closing and, to the knowledge of First Federal, none are threatened to be issued or requested.
3.5 Solvency.  First Federal is not now insolvent and will not be rendered insolvent by any of the transactions contemplated by this Agreement. As used in this Section 3.5, “insolvent” means that the sum of the debts and other probable Liabilities of First Federal exceeds the present fair saleable value of First Federal’s assets. Immediately after giving effect to the consummation of the transactions contemplated by this Agreement: (a) First Federal will be able to pay its Liabilities as they become due in the usual course of its business; (b) First Federal will not have unreasonably small capital with which to conduct its present or proposed business; (c) First Federal will have assets (calculated at fair market value) that exceed its Liabilities including all Liabilities that First Federal may incur hereunder; and (d) taking into account all pending and threatened litigation, final judgments against First Federal in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, First Federal will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum probable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered) as well as all other obligations of First Federal.
3.6 Financial Capacity.  First Federal has sufficient cash on hand or other resources of immediately available funds to enable it to make payment of the Purchase Price, to consummate the transactions contemplated by this Agreement, to operate the Mortgage Division after the Closing and to perform all Liabilities and Contracts assumed by First Federal pursuant to this Agreement.
ARTICLE 4.
PRE-CLOSING COVENANTS
The Parties covenant and agree as follows with respect to the period between the date of this Agreement and the Closing:
4.1 General.  The Parties shall use their commercially reasonable efforts to take all actions and do all things necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the Closing conditions set forth in Article 6).
4.2 Conduct of the Mortgage Division.  Fidelity shall use commercially reasonable efforts (i) to conduct, carry on, maintain and preserve the Mortgage Division, (ii) to keep available the services of the Employees, agents and representatives of the Mortgage Division except as agreed by the Parties, and (iii) to preserve the goodwill of suppliers, customers and others having business relations with the Mortgage Division.  Fidelity shall maintain the Purchased Assets and the books of account, records and files of the Mortgage Division, all in the ordinary course of business consistent with past practice.
4.3 Access to Information.  Fidelity shall continue to furnish to First Federal all documents, records and information concerning the affairs of the Mortgage Division and the Purchased Assets as First Federal may reasonably request and provide access to Fidelity’s personnel and properties as First Federal may reasonably request and as permitted by Law; provided, that nothing herein shall obligate Fidelity to take any actions that would unreasonably disrupt the normal course of the Mortgage Division or any other business of Fidelity; provided, further, that access to personnel in the Mortgage Division require the prior consent of Fidelity.  The access to Fidelity’s documents, records, information, personnel and properties shall be during normal business hours and upon not less than two (2) days’ prior written request, shall be subject to the confidentiality provisions set forth in Section 9.1(a), shall be subject to such other reasonable limitations as Fidelity may impose to preserve the confidentiality of information contained therein and shall not extend to material subject to a claim of privilege unless expressly waived by the party entitled to claim the same. The furnishing of such documents, records or information by Fidelity or to First Federal or any investigation by First Federal into such affairs of the Mortgage Division or the Purchased Assets shall not affect First Federal’s right to rely on any representation, warranty or covenant made in this Agreement; provided that, if such investigation by First Federal leads it to reasonably believe that Fidelity is likely in breach of any representation, warranty or covenant made by Fidelity in this Agreement, First Federal shall promptly notify Fidelity in writing and describe the particulars of the suspected breach.
4.4 Notice of Developments.  Fidelity shall give prompt notice to First Federal of any development, event or occurrence that has caused, or could reasonably be expected to cause, a Material Adverse Effect with respect to the Mortgage Division or be a misrepresentation, breach of warranty or breach of covenant by Fidelity pursuant to this Agreement; provided, however, First Federal’s knowledge of any such development, event or occurrence, whether by written notice from Fidelity or otherwise, shall not be deemed: (a) to cure any breach of a representation or warranty; or (b) to limit the rights of First Federal to indemnification pursuant to Article 7 for any such breach if the Closing has occurred and First Federal has not waived such breach.
4.5 Subsequent Acquisition Proposal.  Fidelity shall not, nor shall it permit any Affiliate, shareholder, director or officer of Fidelity, any Employee or any investment banker, attorney, accountant or other representative or agent retained by, or acting with the authority of, Fidelity to, solicit, initiate, encourage (including by way of furnishing information), endorse or enter into any agreement with respect to, or take any other action to facilitate, any inquiry or the making of any proposal that constitutes, or may be reasonably expected to lead to, any Acquisition Proposal.  Fidelity will promptly communicate to First Federal the terms of any Acquisition Proposal received by Fidelity (no matter how preliminary) and the identity of the Person involved.
4.6 Certificates of Good Standing or Existence.  Fidelity shall obtain and deliver to First Federal certificates of good standing or existence for Fidelity from the Secretary of the State of Louisiana and the Secretary of State for each state where Fidelity is required by state Law to qualify to do business and the Mortgage Division has an office as set forth on Schedule 4.6.

4.7 Payoff Letters.  Fidelity shall deliver to First Federal payoff letters, effective as of the Closing, from any creditors that have a Lien against any of the Purchased Assets, if any, setting forth the amount of Indebtedness due from Fidelity, each of which shall be reasonably satisfactory to First Federal.
4.8 Interim Financial Information.  Fidelity shall deliver to First Federal within twenty (20) days after the end of each month a copy of the unaudited profit and loss statement for the Mortgage Division for such month prepared in a manner and containing information consistent with Fidelity’s current practices. All such profit and loss statements delivered hereunder shall be deemed a Profit and Loss Statement for purposes of this Agreement.
4.9 Warehouse Bank Diligence.  To the extent applicable and if reasonably requested by First Federal for its warehouse lenders, Fidelity shall assist First Federal and First Federal’s warehouse lenders by furnishing to them such documents, records and information and reasonable access to the Mortgage Division’s personnel concerning the normal operations of the Mortgage Division in warehousing loans produced; provided that First Federal’s warehouse lenders shall agree in writing for the benefit of Fidelity to the confidentiality provisions in Section 9.1(a).
4.10 Bulk Sales Laws.  The Parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to First Federal; it being understood First Federal shall not assume, and Fidelity shall be solely responsible for, any liabilities arising out of the failure of Fidelity to comply with the requirements and provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction.
ARTICLE 5.
CLOSING AND POST-CLOSING COVENANTS
The Parties covenant and agree as follows with respect to the period as of and following the Closing:
5.1 General.  In case at any time after the Closing any further action is reasonably necessary or desirable to carry out the purposes of this Agreement, each of the Parties shall take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party with respect to reasonable out-of-pocket costs (unless the requesting Party is entitled to indemnification therefor under Article 7).
5.2 Post-Closing Cooperation, Access to Information and Retention of Records.  Without limiting the generality of Section 5.1, the Parties shall cooperate fully with each other after the Closing so that each Party has access to the business records, contracts and other information existing as of the Closing and relating in any manner to the Purchased Assets, the Assumed Liabilities or the conduct of the Mortgage Division (whether in the possession of Fidelity, or First Federal).  No files, books or records existing as of the Closing and relating in any manner to the Purchased Assets, the Assumed Liabilities or the conduct of the Mortgage Division shall be destroyed by any Party in a manner inconsistent with such Party’s record retention policies or practices after the Closing Date without giving the other Party at least thirty (30) days’ prior written notice, during which time such other Party shall have the right to examine any such files, books and records on a confidential basis prior to their destruction.  The Parties agree that upon reasonable request of the other Party such Party shall provide a copy or summary of such Party’s record retention policy or practices.  The access to files, books and records shall be during normal business hours and upon not less than two (2) days’ prior written request, shall be subject to such reasonable limitations as the Party having custody or control thereof may impose to preserve the confidentiality of information contained therein as contemplated, and shall not extend to material subject to a claim of privilege unless expressly waived by the Party entitled to claim the same.

5.3 Employee Matters.
(a)
Offers of Employment and Hiring of Employees. In accordance with its normal payroll practices following the Closing, Fidelity shall pay any and all obligations to any Employees with respect to any periods prior to the Closing including any obligations arising out of, or provided by, Fidelity’s Employee Benefit Plans.  No later than twenty-one (21) days before the Closing Date (but not before the internal announcement of the transaction to the Employees), First Federal shall offer employment in writing, effective as of the Closing, to each Employee identified on Schedule 5.3(a) (each, an “Offered Employee”), which offers of employment shall: (i) state the terms and conditions of such Employee’s position with First Federal, which position shall be comparable in all material respects to the position held by such Employee currently in the Mortgage Division; and (ii) state an annual base salary and incentive compensation opportunity, which salary and incentive compensation shall be at least comparable in all material respects to such Employee’s current salary and incentive compensation with the Mortgage Division.  First Federal shall make offers of employment in a lawful manner and shall be solely liable for any claims by Employees or any other claims to the extent arising out of First Federal’s offer and hiring process undertaken pursuant to this Section 5.3 and decisions relating thereto.  Each such Offered Employee who accepts First Federal’s offer of employment shall become an employee of First Federal as of the Closing Date and shall be referred to herein as a “Transferred Employee.”

(b)
Inactive Employees.  With respect to each Offered Employee who is not actively at work on the Closing Date as a result of an approved leave of absence, such Offered Employee shall become a Transferred Employee as of the date on which such Offered Employee commences active employment with First Federal, which must occur within three months following the Closing Date.  If such Offered Employee does not commence active employment with First Federal within three months following the Closing Date, First Federal shall have no further obligation to employ such Offered Employee.

(c)
First Federal Employee Benefit Plans.  For purposes of determining after the Closing Date the extent to which any Transferred Employee is eligible for or vested in any of First Federal’s employee benefit plans, programs or arrangements covering the Transferred Employee or for which the Transferred Employee is eligible (collectively, the “First Federal Employee Benefit Plans”), First Federal shall, to the extent allowed by the First Federal Employee Benefit Plans (provided that, to the extent permitted by applicable Law, First Federal shall amend any First Federal Employee Benefits Plan as may be necessary or appropriate to comply with the provision of this Section 5.3(c)): (i) waive all exclusions with respect to participation and coverage for purposes of any First Federal Employee Benefit Plan to the extent that such waiting period requirements were satisfied or did not apply to such employees under the corresponding Fidelity Employee Benefit Plan immediately prior to the Closing; and (ii) credit each Transferred Employee for and with the years of service with Fidelity (A) for purposes vesting and accruals under First Federal’s vacation, sick, paid time off and severance policies, (B) for purposes of any other benefit accruals under or eligibility to participate in any First Federal Employee Benefit Plan providing for retirement benefits, and (C) for purposes of satisfying any waiting periods, evidence of insurability requirements or the application of any pre-existing condition limitations as recognized by Fidelity as of the Closing Date (provided, however, that if a Transferred Employee elects life insurance in excess of the guaranteed issue amount under a First Federal Employee Benefit Plan, evidence of insurability is required by the carrier, and First Federal will enroll employees in their health programs as soon as practicable, following the Closing Date, but in no event later than the first day of the month following the Closing Date that is at least 30 days after the Closing Date. By way of example only, if the Closing Date is February 28, 2026, Transferred Employees would enter the First Federal Employee Benefit Plan no later than April 1, 2026.

(d)
Vacation and Leave.  Fidelity shall pay to the Transferred Employees all accrued and unused vacation of the Transferred Employees through the date immediately preceding the Closing Date.  First Federal and its Affiliates shall permit the Transferred Employees to take vacations after the Closing that were scheduled before the Closing; provided, that all or a portion of any such scheduled vacation may be on an unpaid basis if and to the extent a Transferred Employee has not accrued sufficient vacation benefits time for service with First Federal under First Federal’s vacation policy.  After the Closing Date, the Transferred Employees shall accrue vacation, sick leave and any other paid time off under the terms of First Federal’s vacation, sick pay and any other paid time off plans and policies and consistent with the requirements of clause (ii)(A) in Section 5.3(c) above.

(e)
Defined Contribution Plans.  To the extent allowed by Law and the First Federal Defined Contribution Plan, effective as of the Closing, First Federal shall allow entry into each First Federal Employee Benefit Plan that is a defined contribution plan (the “First Federal Defined Contribution Plan”) after each Transferred Employee completes the required 6-month introductory waiting period under the First Federal Defined Contribution Plan, provided that First Federal shall give each Transferred Employee credit for all service with Fidelity for purposes of eligibility and vesting and satisfaction of the required introductory period under the First Federal Defined Contribution Plan.  To the extent allowed by Law and the First Federal Defined Contribution Plan (provided that, to the extent permitted by applicable Law, First Federal shall amend any First Federal Employee Benefits Plan as may be necessary or appropriate to comply with the provision of this Section 5.3(e)), First Federal shall allow the Transferred Employees to make eligible rollover contributions, including loans, to the First Federal Defined Contribution Plan of their account balances under the corresponding Fidelity Employee Benefit Plans that are defined contribution savings plans as soon as practicable following the Closing and completion of the required introductory period..

(f)
Severance Post-Closing.  To the extent that any Transferred Employee who is not otherwise a party to an employment, change in control or severance agreement, or other separation agreement with First Federal that provides a benefit on termination of employment and whose employment is terminated by First Federal (other than for “Cause” as defined in Section 10.1(g)) within twelve (12) months following the Closing Date, First Federal will pay such employee a severance payment (“Severance Payment”) equal to two (1) weeks compensation at such Transferred Employee’s then-current base rate of compensation, multiplied by the number of whole combined years of service by such employee with Fidelity as of the Closing Date (with a minimum of two (2) weeks of base salary and subject to a maximum of up to eight (8) weeks of base salary).  Payment of the Severance Payment is subject to the Transferred Employee’s execution, return and non-revocation of a release of claims against First Federal in a form reasonably provided by First Federal.

(g)
No Third-Party Beneficiaries.  Nothing in this Article 5, whether express or implied, shall be treated as an amendment of any benefit plan, including any Fidelity Employee Benefit Plan or any First Federal Employee Benefit Plan.

(h)
WARN Act.  First Federal agrees to offer employment to certain Employees in the Mortgage Division.  Accordingly, Fidelity shall not issue any notices under the WARN Act or any similar state or local Law. First Federal and its Affiliates agree to assume full responsibility for compliance with any “plant closing” or “mass layoff” as defined in the WARN Act, including WARN Act notices and similar notices, or compensation in lieu of notice, as required under other applicable state Laws, if any, that may be required as a result of any employment losses caused by reason of any events (other than events caused by Fidelity that are not contemplated by this

Agreement) occurring prior to, at or after the Closing or in connection with the transactions contemplated by this Agreement.
5.4 Tax Matters.
(a)
Fidelity shall prepare or cause to be prepared, and file or cause to be filed, (A) all Tax Returns required to be filed by or on behalf of Fidelity and (B) to the extent not described in (A), all Tax Returns (if any) relating to the Mortgage Division or the Purchased Assets for all taxable periods that end on or prior to the Closing Date, including any such Tax Returns that may be due after the Closing Date, and, in each case, Fidelity shall be liable for all Taxes with respect to such Tax Returns.

(b)
First Federal shall prepare or cause to be prepared, and file or cause to be filed, all Tax Returns (if any) relating to the Mortgage Division or the Purchased Assets for all taxable periods that include but do not end on the Closing Date (a “Straddle Period”) (other than any Tax Returns required to be filed by Fidelity) and Fidelity shall be liable for all Taxes owing with respect thereto that are attributable to the portion of such taxable period ending on and including the Closing Date (as determined pursuant to Section 5.4(c) below).  First Federal shall provide Fidelity with drafts of any such Tax Returns at least fifteen (15) days prior to the due date for filing such Tax Returns and consider in good faith any comments provided by Fidelity with respect to such Tax Returns.

(c)
For purposes of Section 5.4(b), the amount of Taxes owing with respect to the Straddle Period that are attributable to the period that ends on and includes the Closing Date shall (A) in the case of property (real, personal or intangible) Taxes and ad valorem Taxes relating to the Mortgage Division or the Purchased Assets, equal the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the portion ending on the Closing Date and the denominator of which is the number of days in the Straddle Period, and (B) for all other Taxes relating to the Mortgage Division or the Purchased Assets, be computed as if such taxable period ended as of the close of business on the Closing Date, provided, that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the period ending on the Closing Date and the period after the Closing Date in proportion to the number of days in each period by an interim closing of the books at the end of the Closing Date.

(d)
First Federal shall prepare or cause to be prepared, and file or cause to be filed, all Tax Returns required to be filed by or relating to the Mortgage Division or the Purchased Assets for all taxable periods that beginning on or after the Closing Date (the “Post-Closing Periods”), and, in each case, First Federal shall be liable for all Taxes with respect to such Tax Returns.

(e)
To the extent relevant to the Mortgage Division or the Purchased Assets, each Party shall provide the other with such assistance as may reasonably be required in connection with the preparation of any Tax Return and the conduct of any audit or other examination by any taxing authority or in connection with judicial or administrative proceedings relating to any liability for Taxes.

(f)
With respect to any audit, examination or administrative or judicial proceeding with respect to Taxes relating to the Mortgage Division or the Purchased Assets for which Fidelity may have liability or indemnification obligations hereunder (a “Tax Claim”):

(1)
Fidelity shall be entitled to control any Tax Claim relating to the Tax Returns described in Section 5.4(a); provided, that (x) Fidelity shall keep First Federal reasonably informed regarding the progress and substantive aspects of the Tax Claim to the extent it relates to the Mortgage Division or the Purchased Assets and (y) if the compromise or settlement of a Tax Claim could reasonably be expected to have an adverse effect on the Tax liability of First Federal for any taxable period ending after the Closing Date, Fidelity shall not compromise or settle any such Tax Claim without obtaining First Federal’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

(2)
First Federal shall be entitled to control any Tax Claim for any Straddle Period or any Post-Closing Period relating to the Mortgage Division or the Purchased Assets (except to the extent such Tax Claim relates to a Tax Returns required to be filed by Fidelity); provided, that (x) First Federal shall keep Fidelity reasonably informed regarding the progress and substantive aspects of such Tax Claim and (y) if the compromise or settlement of a Tax Claim could reasonably be expected to have an adverse effect on the Tax liability of Fidelity for any taxable period ending on or prior to the Closing Date, First Federal shall not compromise or settle any such Tax Claim without obtaining Fidelity’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

(3)	Notwithstanding anything to the contrary in this Agreement, this Section 5.4(d) shall control with respect to any Tax Claim.
(4)
Fidelity shall be entitled to any refunds or credits of or against Taxes with respect to the Mortgage Division or the Purchased Assets attributable to any taxable period ending on or prior to the Closing Date, and its portion of any such refunds or credits of or against Taxes attributable to the Straddle Period as determined pursuant to Section 5.4(c).

(g)
All Taxes, filing fees, recording fees and other similar expenses with respect to the sale and purchase of the Purchased Assets pursuant to this Agreement shall be paid one-half by First Federal and one-half by Fidelity. Fidelity shall timely file all Tax returns relating to such Taxes, timely remit to the appropriate Authority any such Taxes and provide to First Federal proof of payment of such Taxes.  The Parties agree to use their commercially reasonable efforts to obtain any certificate or other document from any Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed in connection with the transactions contemplated by this Agreement.

5.5 Transfer Documents.  At the Closing, Fidelity and First Federal shall each execute and deliver to the other:
(a)	A bill of sale and assignment in the form mutually acceptable to counsel for the Parties (the “Bill of Sale”);
(b)	An Assignment and Assumption of Contracts to First Federal in the form mutually acceptable to counsel for the Parties (the “Assignment and Assumption of Contracts”);
(c)	An Assignment and Assumption of Leases to First Federal in the form mutually acceptable to counsel for the Parties (the “Assignment and Assumption of Leases”); and

(d)	Such further documents or instruments of assignment, conveyance, transfer or confirmation as may be necessary in order to effectively convey and transfer the Purchased Assets to First Federal.
5.6 Employment Agreements.  At the Closing, the Employees set forth on Schedule 5.6 each shall enter into an employment agreement with First Federal substantially and materially in the form of Exhibit 5.6 (the “Employment Agreement”).
5.7 Restrictive Covenants Agreement.  At the Closing, the Parties shall enter into a restrictive covenants agreement substantially and materially in the form of Exhibit 5.7 (the “Restrictive Covenants Agreement”).
5.8 Transition Matters Post-Closing.  Following the Closing, First Federal may file all such documents necessary to register any Mortgage Division Intellectual Property transferred to First Federal as part of the Purchased Assets as a trade or fictitious name, as First Federal shall deem necessary; provided that First Federal shall not use “Fidelity Bank” in any such filings or registrations.  Notwithstanding the preceding, Fidelity and First Federal each acknowledge and agree that that given the mutually desired timing for the Closing of this transaction, it may not be feasible for First Federal to immediately transition branding of the Mortgage Division to First Federal upon the Closing or to transition other matters immediately upon the Closing.  Accordingly and at the Closing, the Parties agree to enter into a transition services agreement (the “Transition Services Agreement”) in customary form reasonably acceptable to Fidelity and First Federal to address the post-Closing transition matters described the subsections of this Section 5.8.
(a)
Fidelity Domain Name.  In the event the “Nola Lending” website domain and email is not transferred to First Federal immediately following Closing, Fidelity agrees to route inbound emails intended for the Mortgage Division to First Federal and to facilitate the transition of web properties and related items used by the Mortgage Division to First Federal pursuant to the terms and conditions set forth in the Transition Services Agreement and Schedule 5.8(a) attached hereto.

(b)
Mortgage Division Phone and Fax Numbers.  In the event the Mortgage Division Phone and Fax Numbers are not ported to First Federal immediately following the Closing, Fidelity agrees to afford First Federal continued use the Mortgage Division Phone and Fax Numbers pursuant to the terms and conditions set forth in the Transition Services Agreement and Schedule 5.8(b) attached hereto.

(c)
Closed but Not Yet Sold Loans and Locked Pipeline Loans as of the Closing.  After the Closing, First Federal to agrees provide the services for Fidelity to (i) process the sale of the Closed but Not Yet Sold Mortgage Loans to Fidelity’s Investors as Fidelity directs, and (ii) to complete the Mortgage Loans for all Locked Pipeline Applications and to process the sale of the Mortgage Loans originated from the Locked Pipeline Applications to Fidelity’s Investors as Fidelity directs pursuant to the terms and conditions set forth the Transition Services Agreement and Schedule 5.8(c) attached hereto.

(d)
Existing Rate Buy-Down Arrangements as of the Closing. First Federal acknowledges that, prior to the Closing, Fidelity has permitted certain construction loan borrowers to prepay certain amounts intended to be applied as an interest rate buy-down in connection with a subsequent refinance or modification of such construction loans into permanent Mortgage Loans (each, an “Existing Buy-Down Arrangement”). From and after the Closing, with respect to the customers with Existing Buy-Down Arrangements listed on the attached Schedule 5.8(d) (as amended and updated just prior to Closing) who elects to refinance or modify the subject loans, First Federal agrees to provide the services necessary for Fidelity to (i) process the requested refinance or modification of the subject loan, and (ii) the sale of the resulting Mortgage Loan, each pursuant to the terms and conditions set forth in the Transition Services Agreement and Schedule 5.8(d) attached hereto.
5.9 Allocation.  No later than ninety (90) days following the Closing, First Federal shall deliver to Fidelity an allocation of the total consideration paid by First Federal to Fidelity among the Purchased Assets which will be prepared in accordance with Section 1060 of the Code, the Treasury Regulations promulgated thereunder and any other applicable Law (the “Allocation”).  Fidelity shall have thirty (30) days following receipt of the Allocation to object in writing to it, after which Fidelity and First Federal shall in good faith attempt to resolve any dispute. If First Federal and Fidelity fail to resolve the dispute within twenty (20) days of First Federal’s receipt of Fidelity’s objection, First Federal and Fidelity shall submit the dispute to the Independent Accounting Firm, whose determination shall be final and binding upon the Parties (in which case the allocation of the total consideration determined by such expert, and not the allocation delivered by First Federal to Fidelity, shall constitute the “Allocation Schedule”), except in the case of manifest error. The Parties agree to report this transaction for state and federal tax purposes reflecting the Allocation, including the filing of a Form 8594 with the Internal Revenue Service reflecting such allocation in accordance with Treasury Regulation Section 1.1060-1. Upon any adjustment to the total consideration, First Federal and Fidelity shall adjust the Allocation in a manner consistent with the principles set forth in this section.  If any state or federal taxing Authority challenges the Allocation, First Federal and Fidelity shall cooperate in good faith in responding to such challenge.  Each Party shall give prompt written notice to the other Party of any such challenge.
5.10 Employee Withholding.  With respect to any Transferred Employees, First Federal and Fidelity agree to utilize the standard procedure set forth in Revenue Procedure 2004-53 with respect to wage reporting.
5.11 Release of Liens.  At and following the Closing, Fidelity shall take all actions necessary to cause all Liens encumbering the title to Purchased Assets owned by Fidelity to be released as soon as possible and shall deliver to First Federal evidence of the same which shall be acceptable to First Federal in its reasonable discretion.
5.12 Misdirected Payments and Assets.  To the extent that First Federal or any of its Affiliates, on the one hand, or Fidelity or any of its Affiliates, on the other hand, receive payment of an account, trade or note receivable or other payment from a customer or any other obligor owned by the other (including by way of notice from the other), or is in possession of any assets as to which the other is entitled or to which the other is entitled to the benefit, the party receiving such payment or having possession of such asset agrees to promptly (and in any event no later than five (5) Business Days after making such determination) remit such payment to the designated bank account of the owner of such receivable or payment or otherwise make such asset available to the other party for possession (at the receiving party’s sole cost and expense).
5.13 Unlocked Pipeline Applications.  Following the Closing and in a mutually agreed communication, Fidelity and First Federal shall notify each applicant under the Unlocked Pipeline Applications outstanding on the Business Day immediately prior to the Closing of the transfer and assignment of the applicable Unlocked Pipeline Application to First Federal.  Fidelity and First Federal shall reasonably cooperate to determine the appropriate timing and substance of such communications to applicants.  Following the Closing and after the notice referred to in the first sentence of this Section 5.13, First Federal shall contact such applicants and request that such applicants submit a new Mortgage Loan application with First Federal.  First Federal shall offer such applicants the option to deny such new application request in accordance with applicable Law.  As promptly as reasonably practicable after the

Closing Date, or at such other times as may be required by Applicable Requirements, First Federal and Fidelity shall jointly notify the appropriate casualty and title insurance companies and agents, escrow companies, credit reporting agencies, appraisers and other service providers that the Unlocked Pipeline Applications have been transferred to First Federal, and instruct such entities to deliver all payments, notices, insurance statements, invoices and reports to First Federal after the Closing Date.
5.14 Actions to be Taken Prior to and After the Closing.  The Parties agree that the following actions will be taken prior to and/or after the Closing:
(a)
Emails.  Prior to the Closing and in anticipation of the servicing arrangements contemplated by Section 5.8(e) and the servicing the needs of active customer files by the mortgage Division after the Closing, Fidelity will begin syncing with First Federal no sooner than thirty (30) days prior to the scheduled Closing all emails for Transferred Employees from January 1, 2025 forward and the contacts, calendar items, notes, and tasks for Transferred Employees except for certain non-production management employees who may have (i) any information that does not directly relate to the Mortgage Division, (ii) confidential information of Fidelity, (iii) any attorney-client privileged communications, or (iv) any consumer information, and Fidelity will remove such excluded data and information from their emails.  First Federal will not use such synchronized items until after the Closing.  In event First Federal identifies (i) any information that does not directly relate to the Mortgage Division, (ii) any confidential information of Fidelity, (iii) any attorney-client privileged communications, or (iv) any consumer information for any Person who is not then a customer seeking services from First Federal, then First Federal shall permanently remove such information from records.

(b)
File Folders.  Prior to the Closing, each of the Transferred Employees may create a file folder (the “File Folder”) on the Fidelity file server and transfer to the File Folder such data or information as reasonably needed to continue to perform such Transferred Employee’s duties after the Closing; provided that such folders shall not include (i) any information that does not directly relate to the Mortgage Division, (ii) confidential information of Fidelity, (iii) any attorney-client privileged communications, or (iv) any consumer information.  Fidelity shall have the right to inspect each File Folder and to remove any information that is not permitted to be included in the File Folder.  Prior to and upon the Closing, each Transferred Employee’s File Folder, as well as mortgage shared file folders (subject to removal of any prohibited items) will be transmitted to the Transferred Employee’s First Federal File Folder.

(c)
SharePoint or other data base Site.  At the Closing, the content on the site exclusively used by the Mortgage Division for internal communications, including current and prior customer names, contact information and loan information will be transferred to First Federal.

(d)
Pre-Closing IT Transition Matters.  Prior to the Closing, Fidelity will respond timely to First Federal reasonable requests for additional information or clarifications related to the IT transition with an SLA of one (1) Business Day.  Fidelity will cause its Mortgage Division employees to work with its mortgage related software vendors to add First Federal IP Addresses for whitelisting access to vendor systems for First Federal testing prior to the Closing.  Prior to the Closing, Fidelity will allow reasonable access to First Federal IT staff and its contactors to the Mortgage Division’s offices as reasonably necessary to install the First Federal’s network, test First Federal hardware and train the Transferred Employees; provided that such training does not unreasonably interfere with the performance of their duties for Fidelity prior to the Closing.

(e)	Mortgage Division Phone and Fax Numbers. Between the date hereof and the Closing Date, Fidelity and First Federal will work with the telecommunications vendor for Fidelity to “port” the Mortgage Division Phone and Fax Numbers to First Federal immediately following the Closing.  In the event such “porting” is not accomplished immediately after the Closing, the provisions of Section 5.8(b) shall apply.
5.15 Removal of Excluded Assets.  Following the Closing, First Federal shall provide Fidelity access to the Mortgage Division Office to remove any Excluded Assets located in the Mortgage Division Office.  Fidelity shall coordinate with First Federal to remove any Excluded Assets (other than the Retained IT Equipment) from the Mortgage Division Office within thirty (30) Business Days following the Closing Date.  In the event that Fidelity has not removed its signage within such time period, First Federal will have the right to cover such signage and begin to remove with due care any Fidelity remaining signage, and Fidelity will be responsible for the reasonable and documented cost and expense incurred by First Federal associated with such removal and disposal.  With the exception of removal of Fidelity’s signage and any cost for repairs necessitated by the removal of such signage to the buildings housing the Mortgage Division (excluding any costs arising from the failure of First Federal to use due care in such removal), all other costs and expense associated with First Federal’s installation of new signage shall be the sole cost and expense of First Federal.
5.16 Service Fees.  For the services to be provided by First Federal after the Closing pursuant to Section 5.8(c) and Schedule 5.8(c), Fidelity shall compensate First Federal for such services as set forth on Schedule 5.16.  Such compensation shall be paid monthly by Fidelity not later than ten (10) Business Days following written notification to Fidelity by First Federal of the compensation payable to First Federal for the completed Mortgage Loans during the respective month commencing with the month in which the Closing occurs. This is for services immediately following Closing, with ongoing recurring services to be subject to a separate services agreement.
5.17 First Federal Privacy Policy.  After the Closing, First Federal covenants and agrees that its privacy policy shall apply to the consumer data and information in the Encompass System that it receives at the Closing as contemplated by Section 1.1(n) and Schedule 1.1(n) and the information contained in the emails, File Folders and SharePoint Site that First Federal will receive upon the Closing pursuant to Section 5.14(a)-(c).
5.18 Operating Facilities and Imbedded Loan Officer Locations Commencing not later than 60 days after the Closing Date, Fidelity will also lease to First Federal Bank the portion of the Mandeville, Louisiana operations facility as shown on the attached Schedule 5.18 at the all-in gross rate of $25 per utilized square foot. The square footage will exclude common areas such as lobby, rest room, janitorial closets, etc. In addition, loan officers and support staff in the Mortgage Division operate from desks in the Fidelity branch bank locations identified in the attached Schedule 5.18 (the “Imbedded Loan Officer Locations” each an “Imbedded Loan Officer Location” and collectively the “Imbedded Loan Officer Locations”).  With respect to the Imbedded Loan Officer Locations, First Federal will pay a monthly desk rental for each Imbedded Loan Officer Office in the amount of $300 per officer and $200 per support staff actually in the location, with such desk rental amount commencing immediately after the Closing Date.
ARTICLE 6.
CONDITIONS PRECEDENT TO THE CLOSING
6.1 Conditions Precedent to First Federal’s Obligation.  The obligation of First Federal to consummate the transactions contemplated by this Agreement is subject to the satisfaction, at or prior to the Closing, of all of the conditions set forth in this Section 6.1.  First Federal may waive any or all of these conditions in whole or in part.

(a)
All representations and warranties by Fidelity contained in this Agreement and any agreement or certificate delivered pursuant to this Agreement shall be true and correct on and as of the Closing Date in all material respects (other than those representations and warranties which were qualified by terms such as “material” or “materially”, which representations and warranties so qualified shall be true and correct on and as of the Closing Date as stated therein).

(b)
Fidelity shall have performed or complied with all covenants, agreements and obligations set forth in this Agreement in all material respects that are required by this Agreement to be performed, complied with or satisfied at or prior to the Closing (other than those covenants, agreements and obligations which were qualified by terms such as “material” or “materially”, which covenants, obligations and agreements so qualified shall have been performed, complied or satisfied as stated therein at or prior to the Closing).

(c)
No action, suit, proceeding, audit, hearing, investigation, claim or demand is pending or threatened where an unfavorable injunction, judgment, order, decree, ruling or charge would (i) prevent the consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (iii) adversely affect the right of First Federal to own the Purchased Assets or operate the Mortgage Division (and no such injunction, judgment, order, decree, ruling or charge shall be in effect).

(d)
First Federal shall have received an officer’s certificate or certificates from Fidelity, dated as of the Closing Date, certifying that the conditions specified in Sections 6.1(a)‑(c) have been satisfied.

(e)
Fidelity shall have executed and delivered to First Federal the Bill of Sale, Assignment and Assumption of Contracts, Assignment and Assumption of Leases, and such further documents or instruments of assignment, conveyance, transfer or confirmation as may be reasonably necessary in order to effectively convey and transfer the Purchased Assets to First Federal.

(f)	Fidelity shall have delivered to First Federal all of the Requisite Consents.
(g)	First Federal shall have received the Employment Agreements and the Restrictive Covenants Agreement.
(h)
All financial obligations due at the Closing by Fidelity to the Persons set forth on Schedule 6.1(h) as a result of the sale of the Mortgage Division to First Federal pursuant to this Agreement under existing compensation and/or employment arrangements shall have been performed by Fidelity.

(i)	No Material Adverse Effect with respect to the Mortgage Division shall have occurred since October 1, 2025.
(j)	Fidelity shall have delivered to First Federal a Secretary’s certificate in the form mutually acceptable to counsel for the Parties.
6.2 Conditions Precedent to Fidelity’s Obligation.  The obligation of Fidelity to consummate the transactions contemplated by this Agreement is subject to the satisfaction, at or prior to the Closing, of all of the conditions set forth in this Section 6.2.  Fidelity may waive any or all of these conditions in whole or in part.

(a)
All representations and warranties by First Federal contained in this Agreement and any agreement or certificate delivered pursuant to this Agreement shall be true and correct on and as of the Closing Date in all material respects (other than those representations and warranties which were qualified by terms such as “material” or “materially”, which representations and warranties so qualified shall be true and correct on and as of the Closing Date as stated therein).

(b)
First Federal shall have performed or complied with all covenants, agreements and obligations set forth in this Agreement in all material respects that are required by this Agreement to be performed, complied with or satisfied at or prior to the Closing (other than those covenants, agreements and obligations which were qualified by terms such as “material” or “materially”, which covenants, obligations and agreements so qualified shall have been performed, complied or satisfied as stated therein at or prior to the Closing).

(c)
No action, suit, proceeding, audit, hearing, investigation, claim or demand shall be pending or threatened where an unfavorable injunction, judgment, order, decree, ruling or charge would (i) prevent the consummation of any of the transactions contemplated by this Agreement or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling or charge shall be in effect).

(d)	Fidelity shall have received a certificate from First Federal, dated as of the Closing Date, certifying that the conditions specified in Sections 6.2(a)‑(c) have been satisfied.
(e)	First Federal shall have paid the Purchase Price due on the Closing Date to Fidelity pursuant to Section 1.7.
(f)	First Federal shall have executed and delivered to Fidelity the Assignment and Assumption of Contracts and Assignment and Assumption of Leases.
(g)	First Federal shall have delivered to Fidelity the consents disclosed on Schedule 3.2.
(h)	First Federal shall have executed and delivered Employment Agreements and the Restrictive Covenant Agreement.
(i)	First Federal shall have delivered to Fidelity a Secretary’s certificate in the form mutually acceptable to counsel for the Parties.
(j)	Fidelity shall have received the Requisite Consents.
(k)	There shall not have occurred any Material Adverse Effect with respect to First Federal.
ARTICLE 7.
INDEMNIFICATION
7.1 General Indemnification Obligations.
(a)
Subject to the limitations set forth in Section 7.3, Fidelity shall indemnify and defend First Federal and hold First Federal harmless from and against all Adverse Consequences arising out of, resulting from, relating to, or caused by:

(1)	Any breach of any representation or warranty made by Fidelity in this Agreement or any agreement or certificate delivered at Closing pursuant to this Agreement;
(2)	Any breach of any covenant, agreement or obligation of Fidelity in this Agreement, or any agreement delivered pursuant to this Agreement;
(3)	The operation of the Mortgage Division prior to the Closing Date;
(4)	Any failure by Fidelity or any originator, servicer or subservicer to originate, pool, sell or service any Mortgage Loans prior to the Closing in compliance with all Applicable Requirements; or
(5)	The Retained Liabilities.
(b)
Subject to the limitations set forth in Section 7.3, First Federal shall indemnify and defend Fidelity and hold Fidelity harmless from and against all Adverse Consequences arising out of, resulting from, relating to, or caused by:

(1)	Any breach of any representation or warranty made by First Federal in this Agreement or any agreement or certificate delivered at Closing pursuant to this Agreement;
(2)	Any breach of any covenant, agreement or obligation of First Federal in this Agreement or any agreement delivered pursuant to this Agreement;
(3)	The operation of the Mortgage Division after the Closing Date; or
(4)	The Assumed Liabilities.
7.2 Indemnification Procedures and Limitations.
(a)
The representations and warranties of Fidelity and First Federal contained in this Agreement shall survive the Closing (even if the Party seeking indemnity knew or had reason to know a breach of a representation or warranty at the time of Closing) for one (1) years; provided, however, that (i) any breach of any covenant or agreement contained in this Agreement by a Party, (ii) the representations and warranties of Fidelity contained in Sections 2.1 (Organization and Qualification), 2.2 (Authority and Enforceability), 2.3 (Noncontravention), 2.4 (Title to Assets), 2.17 (Taxes) and 2.20 (Brokers) of this Agreement (each a “Fidelity Fundamental Rep”), (iii) the breach of representations and warranties of First Federal contained in Sections 3.1 (Organization and Qualification), 3.2 (Authority and Enforceability), 3.3 (Noncontravention) of this Agreement (each a “First Federal Fundamental Rep”), shall survive forever specified subject to any applicable statute of limitations.

(b)
A Party seeking indemnification pursuant to this Article 7 (an “Indemnified Party”) shall give notice (the “Indemnification Notice”) to the Party from whom such indemnification is sought (the “Indemnifying Party”) of any claim for which it is seeking indemnity under this Article 7 (a “Claim”), but failure to give such Indemnification Notice shall not relieve the Indemnifying Party of any Liability hereunder (except to the extent that the Indemnifying Party has suffered actual prejudice thereby). The Indemnification Notice shall contain a description of the facts alleged to constitute the basis for the Claim, the relevant sections of this Agreement that give rise to the Claim, the amount of actual and reasonably anticipated Adverse Consequences sought thereunder (to the extent known by the Indemnifying Party) and any other material details pertaining to the Claim.  Any survival period time limitation specified in Section 7.2(a) shall not apply to a Claim that has been the subject of an Indemnification Notice given in good faith prior to the expiration of such period.  The indemnification obligations of the Parties set forth in this Article 7 shall apply to Claims arising out of a third party asserting a claim against the Indemnified Party (a “Third Party Claim”) as well as Claims directly between the Parties.
(c)
An Indemnifying Party will have the right to defend the Indemnified Party against a Third-Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (i) the Indemnifying Party notifies the Indemnified Party, in writing, within thirty (30) days after the Indemnified Party has given notice of the Third-Party Claim, that the Indemnifying Party will defend the Indemnified Party against the Third-Party Claim and (ii) the Third-Party Claim involves monetary damages for which the Indemnifying Party has an obligation to indemnify the Indemnified Party hereunder.

(d)
So long as the Indemnifying Party is conducting the defense of a Third-Party Claim in accordance with Section 7.2(c), (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third-Party Claim, (ii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnifying Party (not to be withheld or delayed unreasonably) and (iii) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnified Party (not to be withheld or delayed unreasonably).

(e)
In the event the Indemnifying Party does not assume the defense of the Claim pursuant to Section 7.2(c)(i) and the Indemnified Party is entitled to indemnification against the Claim pursuant to Section 7.1, (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to the Claim (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party), (ii) the Indemnifying Party will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Claim (including reasonable attorneys’ fees and expenses) and (iii) the Indemnifying Party will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Claim.

(f)
For purposes of this Article 7, including the determination of Claims by First Federal, any and all references to a “Material Adverse Effect” or “material” limitations or limitations as to “Knowledge,” shall be considered in the determining whether an Indemnified Party has a Claim but shall be disregarded for purposes of determining the amount of such Claim.

(g)
In the event that an Indemnified Party suffers Adverse Consequences that may give rise to an indemnification obligation hereunder, the Indemnified Party shall take, and cause its Affiliates to take, commercially reasonable measures to mitigate the consequences of such Adverse Consequences.

(h)
Notwithstanding anything to the contrary herein, in no event shall any Indemnifying Party have any liability under this Agreement or otherwise in connection with the transactions contemplated hereby or thereby for any punitive damages unless such damages are awarded against the Indemnified Party in connection with a Third-Party Claim.

7.3 Limitations of Liability; Exceptions.
(a)	Except as expressly set forth in Section 7.3(b), with respect to any Claims made by First Federal for Adverse Consequences that are the responsibility of Fidelity under Section 7.1(a)(1):
(1)
Fidelity will have no liability to First Federal unless and until all such Adverse Consequences, in the aggregate, collectively exceed $20,000.00 (the “Indemnity Basket”), following which Fidelity shall for all of the amount such Adverse Consequences; and

(2)	The maximum aggregate liability of Fidelity to First Federal for all such Adverse Consequences shall be limited to an amount equal to the Purchase Price.
(b)
Notwithstanding Section 7.3(a), with respect to any Claims made by First Federal for Adverse Consequences that are the responsibility of Fidelity under Section 7.1 arising from the breach of a Fidelity Fundamental Rep, such Claims shall not be subject to the Indemnity Basket.

(c)
Notwithstanding anything to the contrary, the indemnification provisions provided in this Article 7 shall be the exclusive remedy for any and all liability and damages to either Party and their respective Affiliates, officers, directors, employees, agents, successors and assigns for any breach of any representation, warranty, or covenant contained in this Agreement, except for fraud.  Notwithstanding the preceding, any damages arising under the Employment Agreements or Non-Competition Agreements are not limited by this Article 7.

ARTICLE 8.
TERMINATION
8.1 Termination.  This Agreement may be terminated at any time prior to the Closing:
(a)	By mutual written agreement of First Federal and Fidelity;
(b)
By First Federal or Fidelity if the Closing shall not have occurred by reason of the failure of any condition precedent to such Party’s obligation to proceed with the transactions under Article 6 within seventy-five (75) days after the date of this Agreement and such terminating Party does not desire to waive such conditions (unless the failure results from the terminating Party itself breaching any representation, warranty, or covenant contained in this Agreement); provided that the other party may elect to extend such period to ninety (90) days after the date of this Agreement;

(c)
By First Federal or Fidelity if the Closing Date under this Agreement shall not have occurred for any reason by the date ninety (90) days after the date of this Agreement (“Termination Date”), provided, however, that the right to terminate this Agreement under this Section 8.1(c) shall not be available to any Party whose breach of any provision of this Agreement has resulted in the failure of the Closing Date to occur on or prior to the Termination Date; provided, further, that if the Closing shall not have occurred by the Termination Date solely due to the failure of either Party to obtain any of the Requisite Consents then the Termination Date shall be extended automatically for a period of thirty (30) days;

(d)
(1) By First Federal if Fidelity fails to perform in any material respect any of their obligations under this Agreement, and such failure has continued without cure for a period of fifteen (15) days after notice; or

(2)
By Fidelity if First Federal fails to perform in any material respect any of First Federal’s obligations under this Agreement, and such failure has continued without cure for a period of fifteen (15) days after notice; or

(3)
By either Party in the event that any court or other tribunal of competent jurisdiction shall have entered an injunction permanently restraining, enjoining or otherwise prohibiting the consummation of transactions contemplated by this Agreement and such injunction shall have become final and non-appealable.

(4)	By First Federal pursuant to Section 9.11.
(e)	By First Federal if any one of the persons set forth on Schedule 5.6 fails to enter into an Employment Agreement with First Federal.
8.2 Effect of Termination.  In the event of termination of this Agreement by either First Federal or Fidelity as provided in Section 8.1, all rights and obligations of the Parties under this Agreement shall terminate without liability of any Party to the other Party, except the following shall survive any such termination (a) the obligations set forth in Sections 9.1‑9.5, and (b) any liability of any Party in breach of this Agreement.
ARTICLE 9.
MISCELLANEOUS
9.1 Confidentiality.
(a)
Pending Closing.  All information received by First Federal or its representatives pursuant to this Agreement shall be kept strictly confidential and is subject to the Non-Disclosure Agreement, dated November 3, 2025, between First Federal and Fidelity.

(b)
Post-Closing.  After the Closing, neither Fidelity nor Fidelity’s Affiliates, shall at any time use or disclose to or for the benefit of any Person other than First Federal, any confidential information, knowledge or data included in the Purchased Assets (including information relating to accounts, financial dealings, transactions, trade secrets, intangibles, customer lists, pricing lists, processes, plans and proposals), whether or not marked or otherwise identified as confidential or secret (the “Confidential Information”). In the event that Fidelity or any of its Affiliates are requested or required (by oral question or request for information or documents in any legal proceeding, interrogatories, subpoena, civil investigative demand or similar process) to disclose any Confidential Information, Fidelity shall notify First Federal promptly of the request or requirement so that First Federal may seek an appropriate protective order or waive compliance with the provisions of this Section 9.1(b). If, in the absence of a protective order or the receipt of a waiver under this Section 9.1(b), Fidelity is, on the advice of counsel, compelled to disclose any Confidential Information or else stand liable for contempt, Fidelity may disclose the Confidential Information; provided, however, that it shall use its reasonable efforts to obtain, at the reasonable request and expense of First Federal, an order or such assurance that confidential treatment shall be accorded to such portion of the Confidential Information required to be disclosed as First Federal shall designate. The foregoing covenant shall not apply to (a) any information that has been made public (other than through breach of the provisions of this Agreement) or (b) any disclosure to the extent that it is required by applicable Law (provided that, if the disclosure is as the result of a legal proceeding or other similar process described above, the required protective procedures as contemplated above are followed). Upon consummation of the transactions contemplated herein,

9.2 Publicity.  Upon execution of this Agreement, Fidelity and First Federal will each issue their own press release regarding the sale of the Mortgage Division to First Federal.  Each Party’s press release shall be reasonably acceptable to the other Party.  No other publicity release, announcement or other disclosure to Persons other than the Parties or their respective representatives shall be issued by any Party (or its/their representatives or Affiliates) without prior consent to the form and substance thereof by the other Party, except for internal communications by either Fidelity or First Federal to their respective employees.  In the event any further publicity release announcement is required by Law to be made by the Party proposing to issue the same, such Party shall use its reasonable efforts to consult in good faith with the other Party prior to the issuance of any such publicity release or announcement.
9.3 Expenses.  Except as otherwise set forth in this Agreement, Fidelity shall pay all costs and expenses incurred or to be incurred by Fidelity and its Affiliates in connection with the terms of this Agreement and the transactions contemplated by this Agreement, including all attorneys’ fees, accountants’ fees and related costs and expenses.  Except as otherwise set forth in this Agreement, First Federal shall pay all costs and expenses incurred or to be incurred by First Federal in connection with this Agreement and the transactions contemplated by this Agreement, including all attorneys’ fees, accountants’ fees and broker’s fees and related costs and expenses.
9.4 Notices.  All notices, Claims and consents under this Agreement shall be in writing and deemed duly given, if delivered: (a) personally by hand or by a nationally recognized overnight courier service, when delivered at the address specified in this Section 9.4; (b) by United States certified or registered first class mail when delivered at the address specified in this Section 9.4, on the date appearing on the return receipt therefor; (c) by facsimile transmission, when such facsimile transmission is transmitted to the facsimile transmission number specified in this Section 9.4; or (d) by electronic mail when such electronic mail is transmitted to the electronic mail address specified in this Section 9.4 and delivery is confirmed.  Addresses, electronic mail addresses, and facsimile transmission numbers (unless and until written notice is given of any other address, electronic mail address or facsimile transmission number) for purposes of this Section 9.4 are set forth below:
If to First Federal, to:
First Federal Bank
4705 US Highway 90 West
Lake City, Florida 32055
Attention:  John Medina
E-mail:  MedinaJ@ffbf.com
with a copy to (which shall not constitute notice):
Bradley Arant Boult Cummings LLP
1445 Ross Avenue
Suite 3600
Dallas, Texas 75202
Attention:  Robert N. Flowers
E-mail:  rflowers@bradley.com

If to Fidelity, to:
Fidelity Bank
353 Carondelet Street
New Orleans, Louisiana 70130
Attn:  Chris Ferris, President and Chief Executive Officer
E-mail:  Chris.Ferris@bankwithfidelity.com
with a copy to (which shall not constitute notice):
Alston & Bird LLP
2200 Ross Avenue
Suite 2300
Dallas, Texas 75201
Attention:  Mark Kanaly
E-mail:  mark.kanaly@alston.com
9.5 Construction.  All references to any Law shall be deemed to include any amendments thereto, and any successor Law, unless the context otherwise requires.  “Including” means “including without limitation” and does not limit the preceding words or terms.  The words “or” and “nor” are inclusive and include “and”.  The term “and” when used in a list of elements, such as “A, B, and C” is to be interpreted inclusively (e.g., “any or all of A, B, and C” or “A, B, and/or C”) and not as requiring inclusion or presence of every element in the list.  The singular shall include the plural and vice versa. Each word of gender shall include each other word of gender as the context may require.  References to “Articles” or “Sections” or “Schedules” or “Exhibits” shall mean Articles or Sections of this Agreement or Schedules or Exhibits attached to this Agreement, unless otherwise expressly indicated. A reference to any Person includes such Person’s successors and permitted assigns.  Each word of recitals under the heading “Witnesseth” is hereby integrated into this Agreement by reference and explicitly made a part of this Agreement.  The title of each Article and the headings or titles preceding the text of the Sections are inserted solely for convenience of reference, and shall not constitute a part of this Agreement. The Parties have each participated in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.  Any obligation pursuant to this Agreement that is expressed to be undertaken or assumed by any Person shall be construed as requiring such Person to exercise all rights and powers of control over the affairs of any other Person that such Person is able to exercise (whether directly or indirectly) in order to secure performance of such obligation.
9.6 Entire Agreement.  This Agreement, including the initial paragraph and the recitals to this Agreement and all Schedules and Exhibits attached to this Agreement, each of which are made a part of this Agreement by this reference, constitutes the entire understanding of the Parties, supersedes any prior agreements or understandings, written or oral, between the Parties with respect to the subject matter of this Agreement including that certain Letter of Intent between Fidelity and First Federal dated January 6, 2023. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by all of the Parties. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the Party making the waiver.

9.7 Rights of Parties.
(a)
Nothing in this Agreement, whether express or implied, is intended to confer any benefit, right or remedy under or by reason of this Agreement on any Persons other than the Parties and their respective successors and permitted assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any other Person to any Party, nor shall any provision give any other Person any right of subrogation or action over or against any Party.

(b)	Nothing in this Agreement in any way modifies or otherwise limits the rights or remedies available to any of the Parties with regard to a claim of fraud.
9.8 Succession and Assignment.  This Agreement shall be binding upon, and inure to the benefit of, the Parties and their representatives, successors and permitted assigns.  None of the Parties may assign either this Agreement or any of the rights, interests or obligations hereunder without the prior written approval of the other Party.
9.9 Governing Law; Venue; Waiver of Jury Trial.  This Agreement shall be governed by, and construed and enforced in accordance with, the Laws of the State of Florida (including in respect of the statute of limitations or other limitations period applicable to any claim, controversy or dispute), without giving effect to conflict of law principles thereof.  Each Party hereby irrevocably submits to the exclusive personal jurisdiction of any state or federal court sitting in the State of Florida in any action or proceeding arising out of or relating to this Agreement. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH PARTY HERETO HEREBY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE OR ACTION, CLAIM, CAUSE OF ACTION OR SUIT (IN CONTRACT, TORT OR OTHERWISE), INQUIRY, PROCEEDING OR INVESTIGATION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING.  EACH PARTY HERETO ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE OTHER PARTIES HERETO THAT THIS SECTION 9.9 CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH THEY ARE RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT.  ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 9.9 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.
9.10 Counterparts; Exchange by Electronic Transmission.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument.  The Parties may execute this Agreement and all other agreements, and other documents contemplated by this Agreement and exchange on the Closing Date counterparts of such documents by means of facsimile transmission or electronic mail and the Parties agree that the receipt of such executed counterparts shall be binding on such Parties and shall be construed as originals.  After the Closing the Parties shall promptly exchange original versions of this Agreement and all other agreements, and other documents contemplated by this Agreement that were executed and exchanged by facsimile transmission or electronic mail pursuant to this Section 9.10, but failure to do so shall not affect the binding nature of the same.
9.11 Updates to Representations and Warranties.  Fidelity shall update the information in any Schedule to Article 2 for any material changes from and after the date of this Agreement until the Closing Date or to reflect new information that becomes known to Fidelity prior to the Closing; provided that after the Closing, Fidelity shall have no further right to update the representations and warranties under this Article 2.  Fidelity shall use all commercially reasonable efforts to deliver such updates to First Federal as promptly as Fidelity knows of such changes or information.  First Federal shall have five (5) Business Days to review any updated Schedules and any leases, agreements, contracts and other instruments and documents referred to or listed in such updated Schedules, and First Federal shall have the right to terminate this Agreement by giving written notice thereof to Fidelity within such period if First Federal reasonably determines that any of the new or updated items added by such updated Schedules or any newly disclosed leases, agreements, contracts and other instruments and documents referred to or listed in such update disclose facts, circumstances or Liabilities which are materially adverse to the Mortgage Division or the Purchased Asset.  If First Federal exercises its right to terminate this Agreement pursuant to this Section 9.11, none of the Parties hereto shall have any further rights or obligations under this Agreement except for Section 9.1(a) which shall survive such termination.  If First Federal does not exercise its right to terminate this Agreement pursuant to this Section 9.11, the Parties agree that the updates so delivered by Fidelity shall be deemed qualify the representations and warranties of Fidelity under Article 2.
ARTICLE 10.
DEFINITIONS
10.1 Certain Definitions.  As used in this Agreement, all capitalized terms have the meaning ascribed to such terms in this Agreement unless the context otherwise requires and the following terms shall have the respective meanings ascribed to them in this Section 10.1:
(a)
“Acquisition Proposal” means any proposal or offer, other than a proposal by First Federal or any of its Affiliates, for a merger, consolidation, exchange of capital stock or other business combination involving the Mortgage Division.

(b)
“Adverse Consequences” means all direct charges, claims, demands, damages, dues, diminution of value, penalties, fines, amounts paid in settlement, Liabilities, Taxes, losses, costs, expenses and fees, including court costs and reasonable attorneys’ fees and expenses.

(c)	“Affiliate” of any Person means any Person directly or indirectly controlling, controlled by or under common control with such Person or related by blood, marriage or adoption to such Person.
(d)
“Applicable Requirements” means and includes, as of the time of reference, with respect to the origination, servicing, insuring, purchase, sale or filing of claims in connection with Mortgage Loans, all of the following: (i) all contractual obligations of Fidelity, including any contained in a Mortgage Loan document or in an Investor Agreement, (ii) applicable Laws binding upon Fidelity, and (iii) all other applicable requirements, handbooks, manuals, guidebooks and guidelines of each Authority having jurisdiction and of any Investor.

(e)	“Authority” means any United States federal, state, local or foreign court or governmental or regulatory agency or authority, or any multinational or organizational body.
(f)	“Business Day” means any day other than a Saturday, a Sunday or any other day on which federal savings banks are required to be closed.
(g)
“Cause” means:  (a) the deliberate and continued failure of an employee to substantially perform the employee’s duties and responsibilities; (b) the criminal felony conviction of, or a plea of guilty or nolo contendere by, an employee; (c) the material violation of First Federal policy; (d) the act of fraud or dishonesty resulting or intended to result in personal enrichment at the expense of First Federal; (e) the gross misconduct in performance of duties that results in material economic harm to First Federal; (f) the suspension or temporary prohibition of the employee from participating in the conduct of First Federal’s affairs by notice served under Sections 8(e)(3) or (g)(1) of the Federal Deposit Insurance Act; or (g) the removal or permanent prohibition of the employee from participating in the conduct of First Federal’s affairs by an order issued under Sections 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act.
(h)
“Closed but Not Yet Sold Mortgage Loans” means, as of the Business Day immediately prior to the Closing Date, all Mortgage Loans that have been closed by the Mortgage Division but have not yet been sold to Fidelity’s Investors.

(i)	“Code” means the Internal Revenue Code.
(j)
“Employee” means any individual employed by Fidelity that is listed on the attached Schedule 10.1(j). For the avoidance of doubt, Schedule 10.1(j) shall not include employees who customarily perform functions for various business units and divisions of Fidelity, such as accounting, IT and other staff functions.

(k)
“Employee Benefit Plan” means any (i) nonqualified pension, profit sharing, deferred compensation, stock purchase, stock option, incentive, bonus, severance, retirement or other type of employee benefit plan, program, policy or arrangement, whether or not an Employee Pension Benefit Plan (as defined in Section 3(2) of ERISA); (ii) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan; (iii) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan); or (iv) Employee Welfare Benefit Plan (as defined in Section 3(1) of ERISA) or fringe benefit plan, program or arrangement.

(l)	“Encompass Data Processing Contract” means the Order Form and Master Services Agreement dated August 19, 2024 between Fidelity and Ellie Mae, Inc.
(m)
“Encompass System” means the electronic data processing system used by the Mortgage Division while owned by Fidelity for the loan applications, withdrawn loan applications, denied loan applications and closed loans under the Encompass Data Processing Contract.

(n)
“Environmental Law” means any Law concerning pollution or protection of the environment or human health and safety, including any Law relating to emissions, discharges, releases or threatened releases of a Hazardous Substance into the air, surface water, ground water or lands or otherwise relating to the generation, manufacture, processing, distribution, use, treatment, holding, storage, disposal, transport or handling of a Hazardous Substance.

(o)	“Environmental Permits” means all permits and other similar authorizations of Authorities relating to or required by any Environmental Law.
(p)	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
(q)	“GAAP” means generally accepted accounting principles for financial reporting in the United States as in effect from time to time.

(r)
“Hazardous Substance” means any pollutant, contaminant, waste or chemical or any industrial, toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, or any substance, waste or material having any constituent elements displaying any of the foregoing characteristics, including petroleum, its derivatives, by-products and other hydrocarbons, and any substance, waste or material regulated under any Environmental Law.

(s)
“Indebtedness” with respect to any Person means: (a) all indebtedness of such Person for borrowed money amounts payable under debt or like instruments, including outstanding promissory notes or letter of credit facilities; (b) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person; (c) all obligations of such Person issued or assumed as the deferred purchase price of property or services (other than current trade payables incurred in the ordinary course of business consistent with past practice); (d) all indebtedness of any other Person with respect to borrowed money, notes payable or amounts outstanding under letter of credit facilities which amounts are secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property or assets owned by such Person, whether or not the obligations secured thereby have been assumed; (e) all guarantees, whether direct or indirect, by such Person of indebtedness of any other Person with respect to borrowed money, notes payable or amounts outstanding under letter of credit facilities; (f) all capital lease obligations that have or should have been capitalized in accordance with GAAP; (g) deferred rent obligations; and (h) in the event of any swap agreements being terminated on the date Indebtedness of such Person is being determined, all net payments that such Person has to make as a result of such early termination.

(t)
“Independent Accounting Firm” means a national or regional independent accounting firm as mutually agreed by Fidelity and First Federal that has not provided services to either Party within the past five (5) years.

(u)
“Intellectual Property” means all intellectual property and other intangible assets including all rights associated there within and rights, whether registered or unregistered and whether common law or statutory, including without limitation (a) all U.S. and foreign patents, patent applications, patent disclosures, provisional patents, petty patents, utility models, invention disclosures and other rights of invention worldwide, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, extensions and renewals thereof, and any counterparts claiming priority therefrom, (b) all Trademarks, certification marks, Internet domain name registrations, identifying symbols (including Twitter handles and other insignia used in social media), or product names, whether registered or unregistered, and all common law rights, applications and registrations therefor, and all goodwill associated therewith, (c) all copyrights and copyrightable subject matter, mask works, and other rights of authorship and any moral rights related thereto, and all applications and registrations therefor, (d) rights in software, application programming interfaces, algorithms, databases, compilations and data, source codes, technology and documentation supporting the foregoing, (e) all (i) trade secrets and rights in confidential or proprietary information, (ii) know-how, discoveries, improvements, processes and procedures, formulae, and specifications for products, processes and services, (iii) financial, marketing and business data, pricing and cost information, business and marketing plans and technology roadmaps, (iv) proprietary lists of actual or potential licensors, licensees, suppliers, vendors, customers, distributors and business partners and related information and profiles, (v) all rights to use all of the foregoing and all other rights in, to, and under any of the foregoing; and (vi) all drawings, records, books, tangible or electronic embodiments or other indicia, however evidenced, of any of the foregoing, (f) all rights of publicity or similar rights, (g) rights in multimedia content, websites, designs. and (h) all applications and registrations for the foregoing, as each of the foregoing may exist anywhere in the world.

(v)
“Investor” means (a) with respect to Fidelity any Person or entity that has or may purchase Mortgage Loans from Fidelity pursuant to an Investor Agreement, and (b) with respect to First Federal, any potential purchaser of the Unlocked Pipeline Applications from First Federal.

(w)	“Investor Agreements” means any and all purchase agreements pursuant to which Fidelity has sold or may sell Mortgage Loans from time to time to an Investor.
(x)
“Knowledge of Fidelity,” “Fidelity’s Knowledge” or other similar phrases, means the actual knowledge of Chris Ferris, Randall Baker, and Todd Wanner, and Lisa Haley in each case after due inquiry, consistent with industry standards.

(y)
“Law” means any federal, state, local or municipal law or any constitution, statute, code, ordinance, principle of common law or other law (including any rule, regulation, injunction, judgment, order, decree or ruling thereunder or related thereto).

(z)
“Liability” and “Liabilities” means any liability, obligation, or Indebtedness of any kind, character or description (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether disputed or undisputed, whether secured or unsecured, whether joint or several, whether vested or unvested, whether liquidated or unliquidated, whether due or to become due, or whether executory, determined, determinable, or otherwise).

(aa)
“Lien” means any charge, claim, equitable interest, community or other material property interest, security interest, conditional sale agreement, mortgage, indenture, deed of trust, security agreement, pledge, hypothecation, option, restriction, encroachment, easement, servitude, right of first refusal, condition or other lien, encumbrance or defect of title of any kind or nature; provided that “Lien” does not include the rights of the other Person or Persons to any contract, lease or license under the terms thereof.

(bb)
“Locked Pipeline Application Files” means, with respect to any Locked Pipeline Application, any books, records, written notes or memoranda, credit evaluations and other written documentation maintained by Fidelity with respect to the application, underwriting, processing or origination of such Locked Pipeline Application that is on the Encompass System.

(cc)
“Locked Pipeline Applications” means all applications in progress for Mortgage Loans to be made by Fidelity for which the interest has been locked as of the close of business on the Business Day immediately prior to the Closing Date, and expressly excludes the Unlocked Pipeline Applications.

(dd)
“Material Adverse Effect” means (i) with respect to Fidelity, any effect or change that would be materially adverse to the business, operations, condition (financial or otherwise), operating results or earnings of the Mortgage Division, and (ii) with respect to First Federal, any effect or change that would be materially adverse to the business, operations, condition (financial or otherwise), operating results or earnings of First Federal; provided, however, that none of the following shall be deemed to constitute or shall be taken into account in determining whether there has been a “Material Adverse Effect”: any event, circumstance, change or effect to the extent attributable to: (A) changes in the economy or financial or banking markets, including prevailing interest rates and market conditions, residential mortgage rates or the securities markets, including any disruption thereof and any decline in the price of any security or any market index, generally in the United States or any market as to which the pricing of residential asset-backed securities is tied or linked; (B) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States; (C) changes in accounting principles or practices or Laws applicable to Fidelity or First Federal, as applicable; (D) general regulatory changes; (E) a flood, hurricane, earthquake or other natural disaster or man-made disaster or acts of God; (F) any epidemics, pandemics, disease outbreaks, or other public health emergencies; (G) the announcement, pendency or completion of the transactions contemplated hereby; (H) taking or not taking any action as explicitly required by this Agreement, or the taking of any action at the written request or with the prior written consent of the other Party; or (I) any failure of Fidelity or First Federal, as applicable, (in and of itself) to meet any projections, budgets or forecasts or any estimates of earnings, revenues or other metrics for any period (provided, that any event, circumstance, change or effect giving rise to such failure may be taken into account in determining whether there has been a Material Adverse Effect); provided further that with respect to a matter described in any of the foregoing clauses (A), (B), (C), (D), (E), or (F) such matter shall only be excluded to the extent such matter does not have a materially disproportionate effect on Fidelity or First Federal, as applicable, relative to other entities operating in the mortgage industry.
(ee)	“Mortgage Loan” means a one-to-four family residential loan secured by a mortgage on the related property which was originated with the intent to resell such loan on the secondary market.
(ff)
“Permitted Liens” means: any (a) liens for Taxes not yet due or payable or for Taxes that Fidelity is contesting in good faith through appropriate proceedings in a timely manner; (b) liens of landlords, carriers, warehousemen, workmen, repairmen, mechanics, materialmen and similar liens arising in the ordinary course of business and not incurred in connection with the borrowing of money; (c) restrictions, easements, covenants, reservations, rights of way or other similar matters of title; and (d) zoning ordinances, restrictions, prohibitions and other requirements imposed by any Authority, none of which materially interfere with the conduct of the Mortgage Division.

(gg)	“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a joint venture, an Authority, a trust or any other entity or organization.
(hh)
“Tax” or “Taxes” means all federal, state, local or foreign income, gross receipts, license, employment, payroll, withholding, Social Security (or similar), unemployment, severance, premium, disability, excise, value‑added, accumulated earnings, windfall profit, net worth, alternative or add-on minimum, estimated, sales, use, transfer, registration, real property, stamp, environmental (including taxes under Code Section 59A), personal property, use and occupancy, business and occupation, maritime, mercantile, tariff, custom, duty, capital stock, franchise, gift or estate and all other taxes, fees, assessments, levies, tariffs, charges or duties of any kind, character, nature or description, including any interest, penalties or additions thereto.

(ii)
“Trademarks” means all trademarks, service marks, trade dress, logos, slogans, trade names and corporate names and rights in telephone numbers, together with all abbreviations, translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, and all applications and registrations and renewals in connection therewith.

(jj)	“Unlocked Pipeline Application Files” means, with respect to any Unlocked Pipeline Application, any books, records, written notes or memoranda, credit evaluations and other written documentation maintained by Fidelity with respect to the application, underwriting, processing or origination of such Unlocked Pipeline Application.
(kk)
“Unlocked Pipeline Applications” means all applications in progress for Mortgage Loans to be made by Fidelity that have not been designated as price protected on Fidelity’s residential Mortgage Loan origination system and that are not committed to, or locked in prior to the Closing Date.

10.2 Terms Defined Elsewhere in this Agreement.  For purposes of this Agreement, the following terms have the meanings set forth in the sections indicated:
Term	Section
Agreement	Preamble
Allocation	Section 5.9
Allocation Schedule	Section 5.9
Anti-Money Laundering Laws	Section 2.22
Assignment and Assumption of Contracts	Section 5.5(b)
Assignment and Assumption of Leases	Section 5.5(c)
Assumed Liabilities	Section 1.5
Bill of Sale	Section 5.5(a)
Fidelity	Preamble
Fidelity Employee Benefit Plan(s)	Section 2.16(a)
Fidelity Fundamental Rep	Section 7.2(a)
Claim	Section 7.2(b)
Closing	Section 1.8(a)
Closing Date	Section 1.8(a)
Confidential Information	Section 9.1(b)
Contracts	Section 1.1(e)
Employment Agreements	Section 5.6
Excluded Assets	Section 1.2
File Folder	Section 5.14(b)
First Federal	Preamble
First Federal Defined Contribution Plan	Section 5.3(e)
First Federal Employee Benefit Plans	Section 5.3(c)
First Federal Fundamental Rep	Section 7.2(a)
Imbedded Loan Officer Location	Section 2.10
Indemnification Notice	Section 7.2(b)
Indemnified Party	Section 7.2(b)
Indemnifying Party	Section 7.2(b)
Indemnity Basket	Section 7.3(a)(1)
IP Licenses	Section 1.1(e)
Lease Security Deposits	Section 1.1(j)
Leased Tangible Personal Property	Section 1.1(b)
Licensed Mortgage Division Intellectual Property	Section 1.1(e)
Material Contracts	Section 2.15(a)
Mortgage Division	Recitals
Mortgage Division Intellectual Property	Section 1.1(d)
Mortgage Division Office	Section 1.1(a)
Mortgage Division Phone and Fax Numbers	Section 1.1(k)

Term	Section
Non-Competition Agreements	Section 5.7
Offered Employee	Section 5.3(a)
Owned Tangible Personal Property	Section 1.1(a)
Pending Business	Section 1.1(f)
Prepaid Expenses	Section 1.1(l)
Profit and Loss Statement	Section 2.5
Post-Closing Periods	Section 5.4(d)
Purchase Price	Section 1.7
Purchased Assets	Section 1.1
Real Property Lease	Section 1.1(c)
Required Consents	Section 6.1(f)
Requisite Consents	Section 1.4
Retained IT Equipment	Section 1.2(e)
Retained Liabilities	Section 1.6
Severance Payment	Section 5.3(f)
Straddle Period	Section 5.4(b)
Tangible Personal Property Leases	Section 1.1(b)
Tax Claim	Section 5.4(f)
Tax Returns	Section 2.17(a)
Termination Date	Section 8.1(c)
Third Party Claim	Section 7.2(b)
Transferred Emails	Section 5.6
Transferred Employee	Section 5.3(a)
Transition Services Agreement	Section 5.8

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.
FIRST FEDERAL BANK,
a federal savings bank

By: /s/ John A Medina, Sr.
Name: John A Medina, Sr.
Its:  President and Chief Executive Officer

FIDELITY BANK,
a Louisiana chartered banking association

By: /s/ Chris Ferris
Name:  Chris Ferris
Its:  President and Chief Executive Officer